UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.           )

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West Pharmaceutical Services, Inc.

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CEO Letter

Dear Shareholders:

West celebrated a significant milestone in 2023—our 100th year in business—an accomplishment achieved by only a few select companies. This milestone provided our Company the opportunity to reflect on our rich history and the impact we have made through the relentless pursuit of our purpose to improve patient lives through the packaging and delivery of injectable therapies. Looking ahead to the next century, West is well positioned to not only sustain but enhance our critical role in healthcare as we continue to work by the side of our customers to serve the patients who rely on our products and services.

We had strong 2023 base organic sales growth, excluding the headwinds from lower pandemic-related sales, led by high-value product components and device and contract manufacturing. Our overall 2023 net sales of $2.95 billion was driven by 1.6% organic net sales growth. We continued our capital investments across our manufacturing network with $362.0 million spent on capital expenditures in 2023, driving our capacity capabilities and helping to meet the increased needs of our customers. Our ongoing success can be attributed to our proven growth strategy and the strength of our One West team, who I would like to thank for their dedication and commitment to our mission.

As we look to the future, we are making significant capital investments in our already strong global operations footprint to enable additional capacity for the increased customer demand. In February, we opened a new research and development lab in Radnor, Pennsylvania, where our research focus will expand to include containment and systems for advanced therapies and biomaterials, alongside development and testing for elastomer-glass systems, containment and packaging options. These investments, together with a strong and growing portfolio of products and services, will fuel organic sales growth and margin expansion, allowing West to reach more patients and deliver value back to shareholders.

Our commitment to responsible business practices remains steadfast and I am proud to report that West has once again been recognized for our Environmental, Social and Governance (“ESG”) business practices with accolades from USA Today, naming West one of America’s Climate Leaders and Newsweek, listing West as one of America’s Most Responsible Companies. In partnership with our customers and suppliers, we continue to evolve our environmental targets as we solve ESG challenges together. Our progress and the newly set six priorities of our strategy will be outlined in our annual ESG Report later this year.

As in years past, the Management team, in collaboration with the Board of Directors, continues to uphold our commitment to aligning team performance with compensation and awards. Our transparent pay-for-performance plans for our executives has continued to receive more than 95 percent support from you, our shareholders, as detailed in this Proxy Statement.

Over the course of our 100 years in business, we have grown from manufacturing rubber and plastic solutions to designing and producing smart medical systems, critical to the delivery of today’s most advanced injectable therapies. As a global market leader, West is defining the evolution of an industry that will continue to bring about a healthier world for the patients we serve. We remain grateful to all our shareholders who have supported West along the way and to those who join us in looking forward to West’s future.

Eric M. Green
President, Chief Executive Officer and Chair of the Board

West Pharmaceutical Services, Inc. Notice of 2024 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 13, 2024

The 2024 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held by live webcast on:

Tuesday, April 23, 2024

9:30 AM, Eastern Daylight Time

To participate in the virtual Annual Meeting or to vote in that meeting, shareholders must enter the 16-digit digital control number found on their individualized proxy cards at the meeting specific website

www.virtualshareholdermeeting.com/WST2024

on the day of the meeting. Online access to the webcast will open 15 minutes prior to the start of the meeting. We encourage you to log on early. Additionally, shareholders participating in the Annual Meeting via the webcast may submit questions through the virtual meeting platform by following the instructions described in this Proxy Statement and on the website.

The scheduled items of business are:

1.	Election of nominees named in the Proxy Statement as directors, each for a term of one year or until their successor is appointed or elected
2.	Consideration of an advisory vote to approve Named Executive Officer compensation
3.	Amend and Restate Our Amended and Restated Articles of Incorporation (“Articles”) to Eliminate Supermajority Voting Requirement
4.	Amend and Restate Our Articles to Eliminate Supermajority Voting Requirement
5.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2024
6.	Shareholder proposal entitled “Simple Majority Vote”

Please note, Proposal 6 is subject to a No-Action Letter request and will not be presented at the shareholder meeting if the SEC rules in our favor. We will also transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of West common stock at the close of business on February 28, 2024 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

Kimberly B. MacKay Sr. Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on April 23, 2024

This Notice of Annual Meeting and Proxy Statement (“Notice”) and the 2023 Annual Report on Form 10-K (“2023 Annual Report”) are available on our website at: www.westpharma.com/investors

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

PROXY SUMMARY

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

Our Board of Directors is soliciting your vote on matters that will be presented at our 2024 Annual Meeting of Shareholders and at any adjournment or postponement thereof. This Proxy Statement contains information to assist you in voting your shares.

The Notice, the accompanying proxy card or voting instruction card and our 2023 Annual Report, including our annual report wrap, are being mailed starting on or about March 13, 2024.

Recommended
Proposal 1: Election of Directors		Page 11	✔	FOR
Mark A. Buthman William F. Feehery Robert F. Friel Eric M. Green Thomas W. Hofmann Molly E. Joseph	Deborah L. V. Keller Myla P. Lai-Goldman Stephen H. Lockhart Douglas A. Michels Paolo Pucci		Each Nominee
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation		Page 77	✔	FOR
Proposal 3: Amend and Restate Our Amended and Restated Articles of Incorporation to Eliminate Supermajority Transaction Requirement		Page 80	✔	FOR
Proposal 4: Amend and Restate Our Amended and Restated Articles of Incorporation to Eliminate Supermajority Amendment Requirement		Page 81	✔	FOR
Proposal 5: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2024		Page 82	✔	FOR
Proposal 6: Shareholder Proposal entitled “Simple Majority Vote”		Page 83	X	AGAINST

2023 Business Highlights*

The pillars of our Company’s market-led approach, global operations and One West philosophy have served as the foundation to our success in 2023 both in net sales growth and operating cash flow. We continue to see favorable trends in the pharmaceutical and biotech industries that enable the Company to pursue its long-term growth strategy and fulfill our vision for the future, including:

●	Biotechnology continues to be a promising source of therapies and products for patient care, requiring specialized packaging and delivery solutions due to the sensitive nature of these large molecules. We maintain a high participation rate in providing primary containment components for approved new molecular entities, especially large-molecule injectable drugs.
*	Certain forward-looking statements are included in this Proxy Statement. They use such words as “will,” “continue,” “estimate,” “expect,” “looking to the future,” and other similar terminology. These statements reflect Management’s current expectations regarding future events and operating performance and speak only as of the date of this document. These statements are based on Management’s beliefs and assumptions, current expectations, estimates, and forecasts. There are many factors that can influence the Company’s future results that are beyond the ability of the Company to control or predict. Because of these known or unknown risks or uncertainties, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. For a description of factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and as revised or supplemented by our quarterly reports on Form 10-Q or Form 8-K. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROXY SUMMARY

●	The regulatory landscape is evolving with global regulatory bodies updating guidance on review and approval protocols of newer, self-administered combination products with increased attention on quality and documentation.
●	Ongoing research of subcutaneous administration, as an alternative to intravenous administration, prompted by its cost-effectiveness and increased patient adherence, provides more opportunities to develop self-administration technology that places easy-to-use delivery systems in the hands of patients.

Each year, we have seen growing interest and demand for our high value product offerings, delivery device platforms and services. Customers are turning to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This expertise helps us to build positive relationships with our customers. In 2023, we reported:

●	Full-year 2023 net sales of $2.950 billion, a 2.2% increase; organic net sales growth of 1.6%; currency translation increased net sales growth by 100 basis points
●	Full-year 2023 reported-diluted EPS of $7.88, an increase of 1.9%, and full-year 2023 adjusted-diluted EPS of $8.08 decreased 5.8%
●	Full-year 2023 operating profit margin of 22.9%, a decline of 250 basis points, and full-year 2023 adjusted operating profit margin of 23.4%, a decline of 300 basis points
●	Full-year 2023 operating cash flow was $776.5 million, an increase of 7.3%; capital expenditures were $362.0 million, compared to $284.6 million over the same period last year, and represented 12.3% of full-year 2023 net sales; free cash flow (operating cash flow minus capital expenditures) was $414.5 million, a decrease of 5.7%

Long-Term Shareholder Return

Examining our results over the past five years, West has consistently delivered against its objectives, posting long-term sales growth and EPS improvements. The Company has outperformed both the S&P 500 Index and S&P 500 Health Care Index in Total Shareholder Return (“TSR”) during this same period.

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PROXY SUMMARY

(1)	Please refer to our 2023 Form 10-K, February 15, 2024 Earnings Release on Form 8-K and prior year earnings releases for the reconciliation of Non-U.S. GAAP financial measures.
(2)	Sources: IR Insight
(3)	Non-proprietary products

2024 Annual Meeting and Proxy Statement  |  3

PROXY SUMMARY

Our Director Nominees

You are being asked to vote on the directors nominated on page 11.

All directors are elected annually by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions, in which case plurality voting is used. The chart below summarizes some key characteristics of the members of our Board of Directors. All data is as of March 13, 2024. Detailed information about each director’s background and areas of expertise can be found beginning on page 11.

Skills	Buthman	Feehery	Friel	Green	Hofmann	Joseph	Keller	Lai-Goldman	Lockhart	Michels	Pucci
Corporate Development	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise	✓		✓		✓		✓			✓	✓
Global Supply Chain & Operations		✓		✓		✓	✓			✓	
Healthcare Industry		✓	✓	✓		✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓	✓		✓	✓			✓	✓
Marketing Strategy		✓		✓		✓	✓			✓	✓
Regulatory/Drug Development						✓	✓	✓	✓	✓	✓
Science & Technology		✓		✓			✓	✓	✓		
Background											
Independent	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓
Age	63	53	68	54	72	50	61	66	65	67	62
Gender	M	M	M	M	M	F	F	F	M	M	M
Tenure	13	12	4	9	17	3	7	10	2	13	8

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PROXY SUMMARY

Corporate Governance Highlights

Corporate Governance Features

Annual director elections with majority voting in uncontested elections
Active shareholder engagement program on corporate governance and compensation matters
Proxy access bylaws permit shareholders who meet required thresholds and holding periods to nominate up to two (or 20% if greater) directors for election to the Board
Significant risk management oversight by the Board and its Committees
Flexible Board leadership structure which permits a director as non-executive Chair or appointment of Lead Independent Director

Board commitment to Environmental, Social and Governance (“ESG”) issues, including Environmental Sustainability addressing Climate and Waste Reduction strategies, Talent Attraction, Retention and Engagement (including Diversity, Equity and Inclusion) and a Responsible Supply Chain

Strong culture of Compliance and Ethics, Philanthropy, Health and Safety and Quality built into our Mission, Vision and Values
Three new directors appointed within the past four years
Effective self-assessment and evaluation procedures that include individual interviews with Board members
Annual evaluation of all directors to ensure the right mix of experience and diversity of opinion and background
Robust executive officer and Board succession planning

Comprehensive curriculum of topics regularly presented to the Board to aid in their understanding of our business, the markets in which we operate and the Board’s responsibilities with respect to all our stakeholders

Effective executive and Board stock ownership guidelines
Prohibition on pledging or hedging of securities by members of the Board and executive officers

2023 Board Governance Activities and Accomplishments
Approved and monitored Management’s enterprise business strategy
Reviewed performance of Chief Executive Officer against pre-established goals and strategy
Monitored enhancements to our Enterprise Risk Management, Business Continuity and Cyber-risk management processes

Monitored Management’s human resources strategy to create a pipeline of talent to ensure the continuance of first-rate teams; oversaw efforts to further drive a culture of diversity and inclusivity at the Company

Reviewed the Company’s capital allocation strategy, increasing the annual dividend and continuing strategic share buyback program
Broad assessment and updating of Board succession planning and committee membership and leadership rotation schedules to ensure diversity of opinion, breadth of experience and refreshment of ideas
Multiple awards, increased rankings and international recognition of our ESG and philanthropic efforts
Continued development of ESG Strategy and key actions consistent with Task Force on Climate-Related Financial Disclosures and other best practices
Directors attended 100% of the combined Board and Committee meetings assigned in 2023
Directors received an average of 98.9% support from shareholders in 2023

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PROXY SUMMARY

2023 Executive Compensation Highlights

Executive Compensation Program Features

Strong linkage between pay and performance and support by shareholders regarding our performance metrics, targets and goals as evidenced by a 95.5% shareholder Say-on-Pay approval rate of our executive compensation program

Competitive total direct compensation (“TDC”), which is the sum of an officer’s base salary, short-term incentive target and long-term incentive target, targeted at the median level and appropriately adjusted by our Compensation Committee based on individual performance, skills and experience

Formulaic Annual Incentive Plan (“AIP”) based on EPS, net sales and Operating Cash Flow (“OCF”) is intended to encourage Management to improve shareholder value in day-to-day decision making

Challenging long-term incentive (“LTI”) plan utilizing stock options and performance share units based upon return on invested capital (“ROIC”) and sales consolidated annual growth rate (“CAGR”) to ensure long-term profitable growth and alignment with shareholders’ interests

Use of two comparator groups to benchmark competitive pay standards to ensure Company can attract and retain the best talent
Robust share ownership guidelines for all officers and directors

Standard Change in Control (“CIC”) agreements for our current officers containing double trigger provisions requiring termination of the executive following a CIC before payments are made; payments are reduced if excise tax threshold is exceeded

Strong incentive compensation recovery (clawback) that exceeds legal requirements, anti-hedging and anti-pledging policies

Rigorous use of realizable pay analysis, performance metric difficulty analysis and similar tools to ensure our compensation programs remain linked to performance and consistent with Board expectations

Active engagement with shareholders throughout the year regarding executive pay and Company performance issues

Executive Compensation Actions & Results
Appointed a new Compensation Committee Chair, aligning to best practices of rotating Board members to provide new insight and leadership

Reviewed and approved revised Incentive Compensation Recovery policies for Executive Officers and Non-Officers, in adherence with SEC rules mandated by Dodd-Frank Act, while also reaffirming and enhancing discretionary recovery policies that go beyond what is required by law

Strengthened Rule 10b5-1 trading plan rules, policies and procedures and provided education to executives on insider trading

Reaffirmed West’s commitment to a pay-for-performance philosophy that aligns executives’ incentive compensation with Company performance and stakeholder interests on both a short and long-term basis, while mitigating excessive risk

Confirmed the ongoing use of a two-comparator group approach for executive and director pay and pay-for-performance benchmarking; conducted a thorough review of the Business Segment Comparator Group resulting in the removal of CONMED in 2024

Executed compensation payouts to our corporate executives at 121.5% of target amount based on 2023 AIP performance payout levels of 114.0% for EPS, 84.6% for Net Sales and 180.7% for OCF
Awarded LTI plan PSUs for the 2021-23 period at 107.64% of target amount based on a CAGR performance payout level of 56.81% and an ROIC payout level of 50.83%

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ELECTION OF DIRECTORS

q

Election of Directors

Director Nominations, Skills and Criteria

Candidates for nomination to our Board are recommended by the Nominating and Corporate Governance Committee (“NCGC”) in accordance with the NCGC’s charter, our Articles, our Bylaws, and our Corporate Governance Principles. All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by this Committee with the Board determining the final slate of nominees.

The Board and the NCGC consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

●	A director is nominated based on his or her professional experience. A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.
●	A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of Management and the ability to work well with others.
●	A director should be willing and able to devote enough time to the affairs of the Company and be free of any disabling conflict.
●	All the non-employee directors should be “independent” as outlined in our independence determination standards (“Independence Standards”).
●	A director should actively participate in the decision-making process, demonstrate a willingness to express ideas and engage in constructive discussion with other Board members, Management and relevant persons, be willing to make difficult decisions and demonstrate diligence and faithfulness in attending Board and Committee meetings.
●	The Board generally seeks active or former senior executives of public companies, particularly those with backgrounds in international operations, healthcare or public health fields, science or technology backgrounds and individuals with financial expertise.

When reviewing nominees, the NCGC considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs. We also strive for a Board composition that reflects a diverse mix of backgrounds, experiences, expertise, skill sets, perspectives and opinions. Therefore, our director nomination process seeks candidates who bring a diversity of professional experiences and personal backgrounds, which includes consideration of a candidate’s age, gender, race and ethnicity, where appropriate.

The NCGC also reviews annually with the Board the size and composition of the Board and its committees to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In determining whether to add new directors, we review our skills matrix annually to determine the targeted skills that we believe will most significantly enhance the diversity of experience and expertise on our Board. We balance the current skill sets versus the desired optimal mix of skill sets given their relative importance to the Company.

The Board uses a skills matrix, which was substantially updated and verified during 2022, to assess those skills needed to guarantee we have the requisite mix of skills. In 2023, we incorporated the skills matrix into our succession planning, to ensure that we are replacing skills that may be lost as directors retire or otherwise leave the Board. The Board considers the defined skills below as most vital to help a director provide value and leadership to help drive West’s success.

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ELECTION OF DIRECTORS

Skills Definitions
Corporate Development

Material experience in analyzing, identifying and executing significant corporate development opportunities, including mergers and acquisitions, divestitures, joint ventures and large, complex strategic business partnerships

Executive Leadership	Officer or senior level experience at a large, complex publicly traded or private company or organization with responsibility for multiple material business functions
Financial Expertise	Accounting degree, certification or significant experience requiring financial knowledge & analysis, including ownership of accounting, treasury and financial risk management
Global Supply Chain & Operations	Significant experience managing the operations, supply chain and logistics of producing products for commercial sale globally to maximize profit and minimize waste
Healthcare Industry	Management experience in healthcare, life sciences, medical products, devices or services
International Experience	Leadership in a company with significant international presence that includes ownership of a material corporate function or a considerable overseas assignment
Marketing Strategy	Strategic management experience involving the sales, marketing and branding of products or services
Regulatory/Drug Development

Material work experience in a heavily regulated industry including working on responses to government and customer filings and audits and/or significant work in pharmaceutical drug delivery or diagnostic processes and approaches

Science & Technology	Scientific degree used in performing services or certification and significant oversight or involvement with scientific, technological or research and development endeavors

Board members must be well-versed in our Mission, Vision and Values, as well as our corporate strategy. West’s mission is to contain and deliver injectable therapies that improve patient lives, and it aspires to be the world leader in integrated containment and delivery of injectable medicines, both of which rely on the Company’s core values of:

●	Passion for Customers—We innovate to continuously improve our product and service offerings to meet future customer and patients’ needs.
●	Leadership in Quality—We never compromise on quality. Every dose, every time. 100% commitment.
●	One West Team—Our diverse team spans the globe, but we are united by our integrity and mutual respect for one another, the safety of our work environment and the communities in which we operate.

Board members are expected to oversee and support Management in driving the success of the business by focusing on the following five strategic imperatives, while simultaneously requiring that the organization uphold its commitment to ESG principles, cultural values and ethics:

●	Continuing to execute our market-led strategy with enhanced commercial effectiveness
●	Innovating new product offerings and expanding into emerging markets
●	Optimizing global operations and supply chain networks, including automation enablement
●	Accelerating digitization to drive performance
●	Building and supporting our global team, including enhanced efforts regarding diversity, equity and inclusion

Under the heading “Director Nominee Biographies,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience,

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ELECTION OF DIRECTORS

key attributes and skills the NCGC and the Board believe will best serve the interests of the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws. These procedures are described under “Shareholder Proposals or Nominations” in this Proxy Statement.

Board Commitment to Diversity, Equity and Inclusion

Board diversity is critical to the success of the Company. Our Corporate Governance Principles reflect the Board’s commitment to a diverse membership with varied experiences, skills and personal characteristics to support the long-term success of the Company. As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business, as well as members who have different skill sets and perspectives. Therefore, the NCGC’s evaluation of director nominees includes consideration of candidates’ professional experiences and personal backgrounds, including characteristics such as age, gender, race and ethnicity. In future director searches, the Board will continue to actively seek candidates with diverse racial, gender and/or ethnic backgrounds.

West has a long-standing commitment to Diversity, Equity and Inclusion (“DEI”), which is inherent in our core value of One West Team. We are committed to helping our customers bring new medicines and treatments that advance life for patients who represent all dimensions of diversity. Our purpose is an important reminder that we must continue to listen and learn from one another with safe and inclusive environments to create the path to a better future.

The Board oversees and encourages Management’s DEI efforts across the Company. For example, West’s Chief Executive Officer and executive leadership team review DEI objectives throughout the year to ensure continuous focus and improvement. Today, 33% of West’s elected Officers are women, and 67% are women and/or people of color. West has made great strides over the past several years in sourcing team members from diverse backgrounds for leadership roles across the organization. Company-wide, 43% of our senior leaders were women and/or people of color as of December 31, 2023.

The Board acknowledges its role in overseeing the Company’s culture and holding Management accountable for the creation and stewardship of a culture that values DEI. Building a diverse and inclusive workforce where team members are respected and feel confident in bringing their unique ideas to the table is a top priority and one of our six ESG priorities. The Company understands that to attract and retain talented team members, we must continue providing exceptional employee experiences for all team members, including during the onboarding of new team members, in our recruiting materials, management training, succession planning, affirmative action plans, global mentoring and our employee engagement survey. To foster transparency and continued growth in this area, the Company publishes its annual Consolidated EEO-1 Reports on its website, www.westpharma.com/about-west/corporate-responsibility.

Board Refreshment and Retirement Age

We are committed to board refreshment and have added three new directors over the past four years. These additions are the result of a thoughtful process designed to ensure an effective balance of historical perspective and an understanding of the evolution of our business with fresh viewpoints and insights. In 2023, we critically examined our refreshment practices and incorporated a review that also examined potential retirement horizons for directors and our director skills matrix. We are using this information to continue to develop our current directors through role rotation and education and also develop a more robust talent pipeline.

The Board believes that a diverse mix of long-tenured and new Board members provides a good and appropriate balance of experience to enhance shareholder value. The Board believes that directors provide meaningful, independent oversight and advice at any age. Our Corporate Governance Principles include a retirement age of 75. This means that a non-employee director generally must retire on the date of the Annual Meeting of Shareholders immediately following his or her 75th birthday; provided, however, that the Board may review individual contributions, continuity and tenure in making a determination as to whether a member who has already attained age 75 must retire.

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ELECTION OF DIRECTORS

An employee director must submit his or her resignation from the Board upon the date he or she ceases to be an executive officer of the Company.

Board Evaluation Process

Each year, the Board and each of its committees review their performance during executive sessions. This review centers around questions directors are asked regarding their individual performance and the performance of the Board/Committee. These questions include topics such as contributions made to Board deliberations, the relationship between members, quality of the materials provided, the relationship with Management, contributions to key functions/responsibilities of the Board and topics that they would like to see added or deleted to meeting agendas.

Additionally, the NCGC assesses the evaluation process annually and adjusts the process when desirable improvements are identified. Members of the NCGC reach out to each director individually to discuss performance and any concerns and relays them to the Board using an interview template approved by the NCGC. This process assists the full Board with obtaining different perspectives, encourages the collection of candid information and ensures a high level of engagement.

In 2023, the NCGC updated its evaluation questions to ensure directors received more individualized feedback. Additionally, the process included more in-depth discussion of board succession and development issues. The NCGC reviews several matters, including the issues to focus on in the evaluation and the form and manner of assessment.

The Board believes this evaluation system, coupled with our strong Chair of the Board and open-door policy, which promotes sharing of ideas among all directors, makes for a robust process that ensures the Board’s effectiveness.

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DIRECTOR NOMINEE BIOGRAPHIES

Proposal 1 — Election of Directors

Our shareholders are asked to consider eleven nominees for election to our Board to serve for a one-year term until the 2025 Annual Meeting of Shareholders, or until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The names of the nominees for director, their current positions and offices, tenure as a Company director, their qualifications and other characteristics are set forth in the biographies below. The table below also lists each nominee’s current Board committees.

All the nominees are current Company directors and all non-employee directors have been determined by our Board to be independent. Our NCGC reviewed the qualifications of each of the nominees, finding that each nominee possesses the required attributes and that all nominees collectively strike the appropriate balance of diversity of knowledge, age, skills, expertise, gender and race, and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting. The Board approved the Committee’s recommendation at its meeting on February 19, 2024.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, the NCGC will recommend to our Board a replacement nominee. The Board may then designate the replacement nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

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DIRECTOR NOMINEE BIOGRAPHIES

Director Nominee Biographies

Mark A. Buthman, 63 Independent
Title Retired Executive Vice President & Chief Financial Officer Kimberly-Clark Corporation, a global producer of branded products for the consumer, professional and healthcare markets (2003-2015)	Director Since 2011	Committees Finance (Chair) Innovation & Technology
Prior Relevant Professional Experience • Kimberly-Clark (1982-2015), holding a wide range of leadership roles in finance, strategy and operations
Director Qualifications
• Global financial expertise gained at Kimberly-Clark, a Fortune 150 company with significant international operations
• Holds a degree in Finance and has led Finance professionals globally
• Executive leadership of global finance, investor relations, real estate, global procurement, shared services and information technology services teams for a publicly-traded company
• Led or participated in 50 acquisitions over the course of his career

Role on West’s Board

Mr. Buthman possesses deep financial and accounting management expertise, as well as experience in managing real estate, investor relations, information technology, shared services and global procurement from his time at Kimberly-Clark. His extensive corporate insight and financial background guide him in his role as Chair of the Finance Committee and as a member of the Innovation and Technology Committee.

Other Public Company Directorships
Current IDEX Corporation		Former (within prior 5 years) None

Other Relevant Information

Mr. Buthman holds a Bachelor of Arts in Finance from the University of Iowa. He serves as a board member at Pavillon International, a not-for-profit treatment center for individuals suffering from substance use disorder.

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DIRECTOR NOMINEE BIOGRAPHIES

William F. Feehery, Ph.D., 53 Independent
Title Chief Executive Officer Certara, Inc., public company which provides services and software to assist the drug development lifecycle 2019-present	Director Since 2012	Committees Audit Compensation Finance
Prior Relevant Professional Experience • DuPont (previously E.I. du Pont de Nemours & Company) (2002-2019), occupying multiple business unit leadership roles
Director Qualifications
• Comprehensive healthcare industry experience through his CEO role at Certara
• Holds a Ph.D. degree in chemical engineering and has significant experience in managing R&D and commercializing cutting edge technologies
• In-depth international supply chain knowledge, including direct responsibility for global manufacturing
• Extensive experience marketing to customers and promoting goods and services through roles at Certara and DuPont
• Active in Business Development, including several mergers and acquisitions, strategic business partnerships and divestitures
• Executive leadership background including as CEO of a publicly-traded company and senior roles at multinational company

Role on West’s Board

Dr. Feehery is the only independent member of our Board who currently serves as a public company CEO, experience we believe significantly enhances our Board capabilities. His deep corporate insight, scientific expertise and extensive experience in the healthcare industry contribute to his membership on the Committees he serves on.

Other Public Company Directorships
Current Certara, Inc.		Former (within prior 5 years) None

Other Relevant Information

Before joining DuPont, Dr. Feehery was engaged in venture capital and was a management consultant for the Boston Consulting Group. Dr. Feehery holds both a Ph.D. in chemical engineering and a Master of Business Administration from MIT, was a Churchill Scholar at Cambridge University and received his BSE in chemical engineering from the University of Pennsylvania. He currently serves as a Trustee of the Winston Churchill Foundation.

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DIRECTOR NOMINEE BIOGRAPHIES

Robert F. Friel, 68 Independent
Title Retired Chair, President & Chief Executive Officer PerkinElmer, Inc. (now Revvity, Inc.), a global business dedicated to serving the diagnostics, life sciences, food and applied markets 2009-2019	Director Since 2020	Committees Compensation (Chair) Innovation & Technology Nominating & Corporate Governance
Prior Relevant Professional Experience • Perkin Elmer (1999-2019), serving as Chief Operating Officer, Chief Financial Officer and in other senior leadership roles
Director Qualifications
• Comprehensive healthcare industry experience through his leadership of Perkin Elmer and his Board position at NuVasive
• Holds economics undergraduate and graduate taxation degrees
• Possesses deep finance and tax expertise along with training and degrees in finance
• International leadership experience in setting growth strategy and overseeing operational and financial risks
• Business Development experience in several mergers and acquisitions, strategic business partnerships and divestitures
• Executive leadership experience gained as Chair, CEO, COO and CFO for Perkin Elmer

Role on West’s Board

Mr. Friel’s experience serving as both the Chair and CEO of a global business focused on improving human health is well-aligned with West’s mission and with the pharmaceutical and medical device customers we serve. His tenured leadership at a successful public company and service on Boards, together with his in-depth finance and tax expertise, training and education, make him a strong contributor to the Board and in his new role as Chair of the Compensation Committee.

Other Public Company Directorships
Current Xylem, Inc.		Former (within prior 5 years) PerkinElmer, Inc. (through 2019) NuVasive, Inc. (through 2023)

Other Relevant Information

Mr. Friel holds a Master of Science degree in taxation from Fairleigh Dickinson University and a Bachelor of Arts degree in economics from Lafayette College. In addition to the public board membership listed above, Mr. Friel is a director of New York Life Insurance Company, one of the largest life insurers in the world.

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DIRECTOR NOMINEE BIOGRAPHIES

Eric M. Green, 54 Chair Non-Independent
Title President and Chief Executive Officer West Pharmaceutical Services, Inc., a leading provider of innovative, high-quality injectable solutions and services 2015-present	Director Since 2015	Committees Chair of the Board of Directors

Prior Relevant Professional Experience

•
Sigma-Aldrich Corporation (1993-2015), various roles of increasing responsibility of a leading life science and technology company focused on human health and safety

Director Qualifications
• Comprehensive healthcare industry experience through his CEO role at West and former senior executive roles at Sigma Aldrich
• Holds a degree in chemistry and has worked exclusively in life sciences companies
• Complex, international supply chain and business operations oversight across 50 locations and 26 manufacturing sites
• International executive leadership experience over more than 30-year career
• Extensive marketing experience in prior role as VP of Global Marketing at Sigma-Aldrich
• Business Development experience through several mergers and acquisitions, strategic partnerships and divestitures

Role on West’s Board

Mr. Green has significant public company experience having served as a corporate officer and member of the senior executive team of Sigma-Aldrich prior to joining West. As West’s President and CEO, Mr. Green is our only non-independent director and also serves as Chair. In addition to the aforementioned experience, he brings insight to the Board as the Company’s executive leader.

Other Public Company Directorships
Current Ecolab Inc.		Former (within prior 5 years) None

Other Relevant Information

Mr. Green holds a Master of Business Administration from Olin Business School at Washington University in St. Louis and a Bachelor’s degree in Chemistry from Bethel University.

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DIRECTOR NOMINEE BIOGRAPHIES

Thomas W. Hofmann, 72 Independent
Title Retired Chief Financial Officer & Senior Vice President Sunoco, Inc., a diversified energy company 2002-2008	Director Since 2007	Committees Audit (Chair) Compensation
Prior Relevant Professional Experience • Sunoco, Inc. (1977-2008), serving in multiple senior management and Board-facing roles and ultimately led Sunoco’s finance function as CFO
Director Qualifications
• Deep financial expertise developed over time managing accounting, auditing, investor relations, strategic planning, tax and treasury functions
• Holds an accounting degree, a Master’s degree in taxation and is a Certified Public Accountant
• Business Development experience gained through several mergers and acquisitions, strategic business partnerships and divestitures throughout his career at Sunoco
• Served as executive leader as CFO for a publicly-traded company

Role on West’s Board

Mr. Hofmann possesses substantial financial, corporate governance and management experience with a global, publicly-traded company. He is well-versed in strategic planning, risk management and capital-market issues, including acquisitions and divestitures. His long tenure as a West board member allows him to bring a strong historical perspective in addition to his comprehensive financial background to his role on the Board, as Chair of the Audit Committee and as a member of the Compensation Committee.

Other Public Company Directorships
Current None		Former (within prior 5 years) None

Other Relevant Information

Mr. Hofmann has a degree in accounting from the University of Delaware and a Master’s degree in taxation from Villanova University. He now serves on the University of Delaware’s President’s Leadership Council. He is on the boards of Fox Chase Cancer Center and The Island School Foundation, and previously served on the board of the Temple University Health System. Over the course of his career, Mr. Hofmann served on the board of five other publicly-traded companies, including serving as the Chair of the Audit committee on four of those boards.

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DIRECTOR NOMINEE BIOGRAPHIES

Molly E. Joseph, 50 Independent
Title Founder and Managing Director Cypress Pass Ventures, an investment and advisory firm focused on health modernization 2001-present	Director Since 2021	Committees Compensation Finance Innovation & Technology

Prior Relevant Professional Experience

•
UnitedHealth Group (2005-2021), serving in increasing levels of executive leadership roles at this healthcare and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone

Director Qualifications
• Thorough international healthcare industry experience through her roles at UnitedHealth Group, one of the largest health benefits and medical delivery businesses outside the United States
• Holds a law degree which she leveraged in various corporate development roles
• International supply chain oversight of complex purchasing networks across the healthcare ecosystem and operations
•
Executive leadership gained through management of 55 hospitals and several hundred ambulatory centers, with over 9 million patients and 7 million insurance members in a highly-regulated insurance and healthcare delivery industry

• Developed skills in financial management, health system delivery/funding and knowledge of global health systems during her career at UnitedHealth Group
• Extensive experience marketing services to both business customers and consumers through her roles at UnitedHealth Group
• Gained more than two decades of mergers and acquisitions experience across roles in corporate development, investment banking and corporate law

Role on West’s Board

Ms. Joseph possesses significant expertise and knowledge of healthcare and international business, having long served as CEO of a multinational healthcare company. She understands diverse business environments and economic conditions, as well as organizations, processes, strategic planning and risk management. She brings her corporate management, transactional expertise and critical legal thinking to her role on the Board and each of the Committees she serves on.

Other Public Company Directorships
Current First Solar, Inc.		Former (within prior 5 years) None

Other Relevant Information

Ms. Joseph graduated from Santa Clara University with a Bachelor of Science degree and received a Juris Doctorate from Georgetown Law Center. Prior to joining UnitedHealth Group, she focused on business transactions as an investment banker and corporate attorney. She serves on the Board of Directors of First Solar, US Radiology Specialists, AMSURG and Bend Health and is Vice Chair of the Board of Trustees at Santa Clara University.

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DIRECTOR NOMINEE BIOGRAPHIES

Deborah L. V. Keller, 61 Independent
Title Founder and Principal Black Frame Advisors, LLC, a global healthcare advisory firm 2017-present	Director Since 2017	Committees Audit Compensation Nominating & Corporate Governance (Chair)

Prior Relevant Professional Experience

•
Covance Drug Development (1987-2017), retired as CEO after holding various executive leadership roles in this business segment of Laboratory Corporation of America Holdings

Director Qualifications
• Broad international healthcare industry experience, including leading the world’s largest provider of research and clinical laboratory services
• Holds dual degrees in chemistry and accounting; led R&D and technical teams
• Oversaw complex, international operations and supply chain in more than 200 countries
• Has extensive experience marketing to customers and promoting goods and services through her role at Covance Drug Development, including leading the Global Marketing function
• International executive leadership experience as CEO and other senior roles for a publicly-traded, multinational company
• Regulatory and Quality Assurance experience in the U.S., EU, China and Japan in drug development and manufacturing

Role on West’s Board

Ms. Keller possesses substantial global public company management experience from her time at Covance. She brings her drug development and corporate management expertise in the heavily-regulated life sciences industry to her role on the Board, serving on the Audit and Compensation Committees. Dealing with complexity in these environments, as well as her critical, forward-thinking approach to problem solving is essential as our new Nominating & Corporate Governance Committee Chair.

Other Public Company Directorships
Current None		Former (within prior 5 years) None

Other Relevant Information

Ms. Keller holds a Master of Business Administration degree from the University of Wisconsin, as well as a Bachelor of Science degree in chemistry and a Bachelor of Business Administration degree in accounting, both from Nazareth College. She is a trustee of the Wisconsin Alumni Research Foundation, Chair of Avalere Healthcare, Chair of WiCell and Director of the Morgridge Institute for Research.

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DIRECTOR NOMINEE BIOGRAPHIES

Myla P. Lai-Goldman, M.D., 66 Independent
Title Chair and Former Chief Executive Officer and President GeneCentric Therapeutics, Inc., a precision medicine company 2011-present	Director Since 2014	Committees Finance Innovation & Technology (Chair)
Prior Relevant Professional Experience • Personalized Science, LLC. (2009-present), managing partner and founder of this clinical diagnostic consulting company
Director Qualifications
• Expansive healthcare industry experience through her former roles at GeneCentric Therapeutics, Labcorp and Roche Biomedical
• Holds a medical degree and is board certified in anatomic and clinical pathology
• Strong scientific background leading cutting edge precision medicine and clinical diagnostic companies, in addition to serving in senior medical/scientific roles at Labcorp
• Skillfully navigated the regulatory landscape of the healthcare industry as Chief Medical Officer at Labcorp
• Executive leadership experience through serving in senior roles at large multinational companies

Role on West’s Board

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics and has substantial leadership experience at companies like those that our Company serves. She brings her unique perspective as a physician, researcher and corporate executive to the Board as Chair of the Innovation and Technology Committee. She provides important scientific and market context to the Finance Committee as well.

Other Public Company Directorships
Current Akoya Biosciences, Inc.		Former (within prior 5 years) None

Other Relevant Information

Dr. Lai-Goldman earned her medical degree at Columbia University, and a Bachelor’s degree in Biology from the University of Pennsylvania. She is Board-certified in anatomic and clinical pathology. She has also served as a venture partner at Hatteras Venture Partners since August 2011.

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DIRECTOR NOMINEE BIOGRAPHIES

Stephen H. Lockhart, M.D., Ph.D., 65 Independent
Title Former Chief Medical Officer Sutter Health, a not-for-profit system of hospitals, physician organizations and research institutions in Northern California 2015-2021	Director Since 2022	Committees Finance Innovation & Technology

Prior Relevant Professional Experience

•
Sutter Health (2009-2021), serving first as a regional Chief Medical Officer before acting as CMO for this not-for-profit system of hospitals, physician organizations and research institutions in Northern California

Director Qualifications
• Comprehensive healthcare industry experience as former CMO at a major healthcare system of providers
• Holds M.D. and Ph.D. degrees and is a board-certified anesthesiologist
•
Created a regulatory framework for drug testing and drug development for precision medicine and served on CA Governor’s Advisory Committee on Precision Medicine, including as Chair of the Legal and Regulatory subcommittee

• Gained business development experience as he managed mergers of various hospital systems in his role as CMO at one of the nation’s largest healthcare networks
• Executive leadership experience developed as CMO and other senior administrative roles for large hospital care systems

Role on West’s Board

As a veteran physician and administrator, Dr. Lockhart’s wealth of leadership, experience and knowledge enhances the impact of West’s role to deliver healthcare to millions of patients every day. Dr. Lockhart’s significant board expertise, healthcare background and passion for improving the well-being and diversity of our communities make him a uniquely valuable member of each of the Committees he serves on.

Other Public Company Directorships
Current Molina Healthcare National Research Corporation Health		Former (within prior 5 years) None

Other Relevant Information

Dr. Lockhart’s non-profit board service has included the ECRI Institute, REI, The David and Lucile Packard Foundation, EO Wilson Biodiversity Foundation and Parks California, a state-wide nonprofit dedicated to supporting California’s parks and public lands. A Rhodes Scholar, Dr. Lockhart earned his Master’s degree in economics from Oxford University, and M.D. and Ph.D. degrees from Cornell University.

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DIRECTOR NOMINEE BIOGRAPHIES

Douglas A. Michels, 67 Independent

Title

Retired President & Chief Executive Officer OraSure Technologies, Inc., a leader in development, manufacture and distribution of oral fluid diagnostic and collection devices and other detection technologies

2004-2018

Director Since 2011	Committees Audit Nominating & Corporate Governance
Prior Relevant Professional Experience • Johnson & Johnson (1985-2004), serving in various leadership roles at one of the world’s largest and most broadly-based healthcare company
Director Qualifications
•
Brings comprehensive healthcare industry experience through his CEO role at OraSure Technologies, Inc. and prior roles at Ortho-Clinical Diagnostics (President of Ortho-Clinical Diagnostics International, Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Johnson and Johnson Healthcare Systems Inc.)

• Holds a graduate degree in business administration
• Gained international supply chain experience through his role as CEO at OraSure Technologies, Inc. and as President of Ortho-Clinical Diagnostics International
• Experienced in marketing to customers and promoting goods and services through his prior roles, including as Vice President of Global Marketing at Ortho-Clinical Diagnostics
• Gained regulatory experience through overseeing the development of the nation’s first FDA-approved over-the-counter home rapid HIV self-test and the first and only FDA-approved rapid hepatitis C test
• Participated in several mergers and acquisitions, strategic business partnerships and divestitures throughout his career
• Developed his executive leadership skills through various roles, including the role of CEO for a publicly-traded company

Role on West’s Board

Mr. Michels possesses considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry, having spent 19 years with Johnson & Johnson and 13 years as CEO of OraSure Technologies, Inc. Mr. Michels brings his in-depth corporate leadership perspective and financial acumen to his work on the Committees that he serves on.

Other Public Company Directorships
Current None	Former (within prior 5 years) Tyme Technologies, Inc. (through 2022)

Other Relevant Information

In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS. He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care. He recently served on the board of Tyme Technologies Inc. He received a Bachelor’s degree from the University of Illinois and earned his Master of Business Administration from Rutgers University.

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DIRECTOR NOMINEE BIOGRAPHIES

Paolo Pucci, 62 Lead Independent Director
Title Retired Chief Executive Officer ArQule, Inc., a biopharmaceutical company engaged in the research and development of targeted therapeutics 2008-2020	Director Since 2016	Committees Audit Nominating & Corporate Governance

Prior Relevant Professional Experience

•
Bayer A.G. (2001-2008), served in executive leadership role of this global business with core competencies in the life science fields of health care and nutrition

Director Qualifications
• Extensive healthcare industry experience through his CEO role at ArQule and senior management roles at prior multinational companies
• Holds both undergraduate and graduate degrees in accounting and finance
• International work experience at two major global companies
• Experienced in operations oversight for several major pharmaceutical companies including the management of Regulatory Affairs associated with each company’s portfolio of products
• Extensive experience marketing to customers and promoting goods and services through his career
• Actively participated in several mergers and acquisitions, strategic business partnerships and divestitures during his career at ArQule, including its acquisition by Merck & Co.
• Developed executive leadership skills as CEO of a publicly-traded company and various senior roles at large multinational companies

Role on West’s Board

Mr. Pucci’s recent service as a public company CEO and his service as a Board member of several emerging biotech companies brings experience that we believe is important in terms of Board diversity. His international background also adds to the knowledge base of our Board. Mr. Pucci’s expertise in new drug development, his executive experience working for large multinationals and his U.S. and non-U.S. training are valuable additions to our Board, especially in his role as Lead Independent Director.

Other Public Company Directorships
Current Merus N.V. Replimune Group Inc.		Former (within prior 5 years) ArQule Inc. (through 2020) Trillium Therapeutics Inc. (through 2021)

Other Relevant Information

Mr. Pucci previously served on the Board of Directors for Dyax, Inc., Algeta ASA, New Link Genetics Inc., Arqule, Inc. and was also Lead Independent Director at Trillium Therapeutics until it was acquired by Pfizer Inc. in November 2021. He now is a member of the publicly-held life sciences companies Merus N.V. and Replimune Group Inc. Mr. Pucci holds an undergraduate degree in economics and accounting from the Università degli Studi di Napoli Federico II and Master of Business Administration from the University of Chicago Booth.

The Board unanimously recommends a vote FOR the election of each of these nominees as directors.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Board and Director Information and Policies

Our Board structure reflects our Corporate Governance Principles and commitment to good governance. The Board believes the governance structure we have created among the Board, its Committees, the Board Chair, the Lead Independent Director, the CEO and Management is supporting the sustainable growth of the Company.

During 2023, our full Board met five times. All eleven directors attended all the Board meetings and their assigned Committee meetings in 2023. Our Board is committed to ensuring that directors attend meetings and that the Board and its Committees devote sufficient time necessary for the effective oversight of the Company and its Management. Additionally, during the annual performance review process, the Board assesses the time commitments for our Board against the time commitments of each member’s outside positions to ensure each director has ample time to devote to their duties as a West director.

Our Board also holds regular executive sessions of only independent directors to review, among other things, the Company’s strategy and Management’s operating plans, the criteria by which our CEO and other senior executives are measured, Management’s performance against those criteria and other related issues, and to conduct a self-assessment of its performance. Last year, our independent directors held five executive sessions.

All then-serving directors attended the 2023 Annual Meeting and all continuing directors are expected to attend the 2024 Annual Meeting.

Board Leadership Structure

The current governance structure of the Board follows:

●	The offices of Chair and CEO are combined
●	We have a strong Lead Independent Director
●	The Board has established and follows robust Corporate Governance Principles
●	All Board members, other than Mr. Green, are independent
●	All Board Committees are composed solely of independent directors
●	Our independent directors meet regularly in executive session both at the Board and committee levels
●	Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure both independent oversight of senior management and a highly engaged and high-functioning Board. The Board does not have a policy as to whether the Chair should be an independent director, an affiliated director or a member of management. Under our Bylaws and Corporate Governance Principles, the Board can and will change its leadership structure if it determines that doing so is in the best interest of West and its shareholders at any given time. The independent Directors do not view any particular board leadership structure as preferred and consider the Board’s leadership structure on at least an annual basis. This consideration includes the evaluation of alternative leadership structures in light of the Company’s current operating and governance environment, a review of peer company leadership structures and investor feedback, with the goal of achieving the optimal model for Board leadership and effective oversight of senior leaders by the Board.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

The independent directors annually appoint a Chair of the Board. To ensure robust independent leadership on the Board, if the individual appointed as Chair is not an independent director, or when the independent directors determine that it is in the best interests of the Company, the independent directors will also annually appoint a Lead Independent Director. The Board recognizes that in circumstances where the positions of Chair and CEO are combined or the Chair is not independent, it is imperative that the Board elect a strong Lead Independent Director with a clearly defined role and set of responsibilities. Our Corporate Governance Principles align with the Board’s goal of achieving the optimal model for Board leadership and investor preferences. See “Lead Independent Director” below.

Additionally, maintaining an independent board with a Lead Independent Director permits open discussion and assessment of the Company’s ability to manage these risks and provides the appropriate balance between strategy development and independent oversight of management.

Chair of the Board of Directors

The responsibilities of the Chair include:

●	Presiding at all meetings of the shareholders
●	Chairing Board meetings
●	Consulting with the Lead Independent Director regarding agendas and schedules for each Board meeting; each independent director may add items to the agenda
●	Making reports to the Board and shareholders and ensuring that all orders and resolutions of the Board or its Committees are carried into effect

Our current Chair, Mr. Green, has been serving as Chair since May 24, 2022. Each year, the Board considers the role of the Chair and who is sitting in that role. Given the Company’s strong financial and operational growth during his tenure as CEO, and because of his day-to-day involvement with and intimate understanding of our business, industry and management team, the Board believes that Mr. Green continues to be best situated to serve as Chair.

Lead Independent Director

Our Corporate Governance Principles provide that if our Chair is not independent, our independent directors shall annually elect an independent director to serve as Lead Independent Director to preside over executive sessions of the Company’s independent directors, facilitate the flow of information and communication between the independent directors and the Chair of the Board and perform such other duties as may be specified from time to time by the Board. The responsibilities of the Lead Independent Director will include:

●	Presiding at all sessions of the independent directors or whenever the Chair is not present
●	Calling meetings of and setting agendas for the independent directors whenever he or she deems appropriate
●	Approving agendas and schedules for each Board meeting in consultation with the Chair, assuring that (1) board agendas contain those items that the independent directors believe are important to their understanding and evaluation of the Company and its affairs; and (2) information provided to and presentations made to the Board, and other communications, are in keeping with the Board’s needs and wishes
●	Approving and reviewing minutes of meetings of the Board
●	Leading the Board’s process for selecting the CEO
●	Overseeing the independent directors’ annual performance evaluation of the Chair and CEO

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BOARD AND DIRECTOR INFORMATION AND POLICIES

●	Together with the Chair and Chair of the NCGC, conducting the annual board assessment process
●	Acting as lead for Board discussion of any subject where the CEO would not, in the judgment of the Lead Independent Director, be the appropriate person to chair such discussion
●	Serving as principal liaison between the CEO and the independent directors
●	Performing such other duties as the Board may from time-to-time delegate to assist the Board in fulfilling its responsibilities

The Lead Independent Director provides important counsel to the Chair by offering input regarding key strategic ideas and suggestions proposed by the Chair and Management. This helps to bring about a strong two-way discussion among the independent directors and Management.

Paolo Pucci has served as Lead Independent Director since May 24, 2022. Mr. Pucci is an independent director who possesses a wealth of knowledge regarding biopharmaceutical markets from his experience as an executive leader of several large biopharmaceutical companies. Mr. Pucci encourages frank and open dialogue with other Board members and Management, including Mr. Green. Mr. Pucci’s recent service as a public company CEO and his service as a Board member of several emerging biotech companies brings experience that we believe is important. His international background also adds to the diverse knowledge base of our Board. Mr. Pucci’s expertise in new drug development, his executive experience working for large multinationals and his non-U.S. training are valuable additions to our Board.

Committees

The Board has five standing committees:

●	Audit Committee
●	Compensation Committee
●	Finance Committee
●	Innovation and Technology Committee
●	Nominating and Corporate Governance Committee

From time to time, the Board may form ad hoc committees to address specific situations as they arise. Each committee consists solely of independent directors. All directors may attend any committee meeting, even if he or she is not a member of that committee. Our Board Chair attends all Board meetings and attends virtually all Committee meetings unless there is a scheduling conflict. Each standing committee has a written charter, which is posted in the “Investors—Corporate Governance” section of our website at www.westpharma.com. You may also request a copy of each committee’s charter from our Corporate Secretary. Below we set forth the current members of each Committee (as of the date of this Proxy Statement) and its core functions.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Audit Committee

Thomas W. Hofmann (Chair) William F. Feehery Deborah L. V. Keller Douglas A. Michels Paolo Pucci

The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; (4) our compliance with legal and regulatory requirements and (5) the Company’s system of disclosure controls and procedures over financial reporting. In carrying out these responsibilities, the Audit Committee, among other things:

●
Reviews and discusses our annual and quarterly financial statements with Management and the independent auditors
●
Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming their independence
●
Oversees Management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting
●
Regularly meets with our Chief Financial Officer, internal auditors, Corporate Controller, Chief Technology Officer, Chief Information Officer, VP of Cybersecurity and Infrastructure Support and Chief Compliance Officer to assess financial and cyber-risks

The Board has affirmatively determined that Mr. Hofmann is an “Audit Committee Financial Expert” as defined in SEC regulations. Past Audit Committee members Mr. Buthman and Mr. Friel also remain Audit Committee Financial Experts. In 2023, the Audit Committee met six times. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.

Compensation Committee

Robert F. Friel (Chair) William F. Feehery Thomas W. Hofmann Molly E. Joseph Deborah L. V. Keller

The Compensation Committee co-develops with Management our overall compensation philosophy, and determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers, reviews our talent management and succession planning for key positions and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading “Compensation Discussion and Analysis.” In 2023, the Compensation Committee met five times. All members of the Compensation Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Finance Committee

Mark A. Buthman (Chair) William F. Feehery Molly E. Joseph Myla P. Lai-Goldman Stephen H. Lockhart

The Finance Committee assists the Board by monitoring progress against approved major capital investments, overseeing the significant financial matters of the Company, monitoring execution of integration and transition plans for strategic transactions and reviewing and providing feedback on the Company’s capital structure, including debt levels, dividend policy and share repurchase plans. In 2023, the Finance Committee met five times.

Innovation and Technology Committee

Myla P. Lai-Goldman (Chair) Mark A. Buthman Robert F. Friel Molly E. Joseph Stephen H. Lockhart

The Innovation and Technology Committee provides guidance to our Board on the Company’s product, service and technology portfolio and its effects on the Company’s growth, performance and competitive position. This Committee also reviews, evaluates and makes recommendations related to the Company’s research and development programs and initiatives and their alignment with the Company’s overall strategy, including the assessment of emerging gaps or opportunities identified by Management, and assists the Company in reviewing emerging science and technology trends and in helping the Board make well-informed choices about investments in new technology. Importantly, this Committee also reviews changes in the quality and regulatory landscapes that may impact on our existing product portfolio and future development projects. Lastly, this Committee reviews the Company’s intellectual property portfolio and strategy. In 2023, the Innovation and Technology Committee met five times.

Nominating and Corporate Governance Committee

Deborah L. V. Keller (Chair) Robert F. Friel Douglas A. Michels Paolo Pucci

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members, recommends nominees for director and officer positions, reviews our commitment to DEI, determines the appropriate size and composition of our Board and its committees, monitors a process to assess Board effectiveness, reviews related-party transactions and considers matters of corporate governance. The Committee further monitors and oversees the Company’s efforts related to ESG matters. The Committee also reviews and makes recommendations to the Board regarding compensation for non-employee directors and administers director equity-based compensation plans. In 2023, the Nominating and Corporate Governance Committee met five times.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

The Board’s Role in Risk Oversight

The Board and its Committees play an active role in overseeing Management’s day-to-day responsibility for assessing and managing our risk exposure.

The Board regularly reviews and monitors the risks associated with our enterprise strategy, financial condition and operations and specifically reviews the enterprise risks associated with our five-year plan. In particular, the Board reviews our risk portfolio, confirms that Management has established risk management processes that are functioning effectively and efficiently and are consistent with our corporate strategy, reviews the most significant risks and determines whether Management is responding appropriately to these risks.

The Board performs its risk oversight role by using several different levels of review. Each Board meeting begins with an overview by the CEO that describes the most significant issues, including risks affecting the Company, as well as business updates from each reportable segment. In addition, the Board reviews in detail the business and operations of each reportable business segment quarterly, including the department-level risks associated with that segment.

Our Enterprise Risk Management (“ERM”) program enables a portfolio view of the risks inherent in our business to confirm they are appropriately measured, managed and addressed. The principles of the ERM program allow for a hybrid top-down and bottom-up approach to identifying threats and opportunities most likely to impact our ability to meet business objectives and achieve strategic initiatives. This integrated approach to risk management ensures the Company meets or exceeds the expectations of all stakeholders, including investors and regulators.

Since 2022, we have tailored our approach to ERM based on the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) ERM framework, which is a top benchmark for public companies. The COSO ERM framework outlines the process by which an organization can view any risk by way of governance and culture, integration into strategy, risk assessments, reviewing capabilities and practices, monitoring and reporting. This framework includes five interrelated components focused on (1) developing a strong governance and risk-aware culture; (2) embedding ERM concepts into strategic planning; (3) identifying ERM risks, scoring and prioritizing; (4) reviewing and revising critical response plans; and (5) continuously identifying and sharing information across the network.

Based on the continuous evolution and complexity of risks within our industry, West’s ERM function partners with Internal Audit and Compliance to enhance its risk intelligence and increase visibility, accountability and communication. This aligned approach to risk management ensures the Board receives the information necessary to remain knowledgeable of and have oversight of the Company’s overall risk profile.

In 2023, ERM became a standing agenda item for Board and Committee meetings, furthering directors’ awareness of the Company’s current and evolving strategies and the related enterprise risks. Overall, the Board focuses on the enterprise risks affecting the Company. Each Board Committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility, as cataloged through the RIM process, including:

●	The Audit Committee oversees the processes used in our ERM program and also oversees the management of financial reporting, compliance, litigation and cybersecurity risks, as well as the steps Management has taken to monitor and control such exposures
●	The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company
●	The Finance Committee assesses the risks associated with allocation of our capital, potential acquisitions, divestitures and major business partnerships
●	The Innovation and Technology Committee reviews risks associated with emerging, and potentially disruptive, science and technology trends, quality and regulatory landscapes changes, intellectual property and our innovation, research and development and technology strategy

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●	The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, communications with shareholders, ESG and the effectiveness of the Board

Although each Committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through regular Committee reports.

Cybersecurity

Risk Management and Strategy. As with other enterprise risks, the Company applies the COSO ERM Framework to cybersecurity risk. We follow the National Institute of Standards and Technology Cybersecurity Framework with layered security controls to help identify, protect against, detect, respond to and recover from cyber-attacks. To safeguard our information assets, we have put various procedures and technologies in place. For example, a Cybersecurity Incident Response Plan clearly defines roles and responsibilities for the investigation of and response to information security incidents to minimize disruption of critical computing services and operations and prevent the loss or theft of sensitive or mission-critical information. This plan covers various cyber incidents like ransomware attacks, cyber-intrusions, data loss, denial of service, insider threats, malware attacks and others. In a material cybersecurity incident, our Digital & Transformation (“D&T”) team, inclusive of our Chief Information Officer and VP of Cybersecurity and Infrastructure Support, address the threat via established escalation procedures, roles, responsibilities and communication. Any cybersecurity incident that is declared as a crisis would follow our global Incident and Crisis Response and Management Procedure, which includes escalation to the West Leadership Team and Board of Directors, as deemed necessary pending the materiality of the incident. We have not encountered cybersecurity challenges that have materially impacted our operations or financial condition. In addition, we retain an external cybersecurity consultant to assist with a cybersecurity event as needed and maintain appropriate cybersecurity liability insurance.

The Company also educates and shares best practices globally with its employees to raise awareness of cybersecurity threats. As part of our onboarding process, we train all new employees on cybersecurity and conduct an annual retraining of all employees on cybersecurity standards. Training also includes how to recognize, report and properly respond to phishing and social engineering schemes. Multiple phishing simulation exercises are conducted throughout the year to increase cybersecurity awareness. Our cybersecurity defenses also utilize technologies such as next generation firewalls, Zero Trust architecture, intrusion detection and prevention measures, anti-malware software, advance threat protection, multifactor authentication, network segmentation and encryption to ensure the security of West intellectual properties, customer and vendor data. In addition, we have a dedicated 24-by-7 Security Operations Center to facilitate the monitoring of the Company's cybersecurity landscape and associated applications.

Governance. Our approach to cybersecurity begins with our responsibility for strong governance and controls. Security begins at the top of our organization, where Company leadership consistently communicates the requirements for vigilance and compliance throughout the organization, and then leads by example. Our diligence and assessment extend beyond West, as the Company performs a cybersecurity assessment when third-party vendors and service providers are onboarded. Throughout the year, we monitor the effectiveness of our third-party vendors' and service providers' control environment, assessing any impact to our Company. The cybersecurity program is led by our Chief Information Officer and VP of Cybersecurity and Infrastructure Support, who provide quarterly updates to the Audit Committee of our Board of Directors, annual updates to the Board of Directors and regular reports to the West Leadership Team about the program, including information about cyber risk management governance and the status of ongoing efforts to strengthen cybersecurity effectiveness. Additionally, our ERM function monitors cybersecurity risk and provides quarterly updates to the Audit Committee of our Board of Directors, annual updates to the Board of Directors and regular reports to the West Leadership Team on risk mitigation and response efforts. Security controls and processes are developed and maintained to protect sensitive and confidential information while ensuring availability and integrity.

Executive Officer Succession Planning

A primary responsibility of the Board is ensuring that West has the right leadership to execute our long-term strategy. As per our Corporate Governance Principles, the Board is responsible for CEO succession planning and monitors Management’s succession planning for other key executive roles. In fulfilling this duty, the Board, together with the CEO and Chief Human Resources Officer (“CHRO”), conducts an annual review of the development and retention plans of senior Management talent, including succession plans for the CEO and other senior Management positions.

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During these reviews, the Board discusses:

●	Management performance
●	Strengths and developmental opportunities to ready senior leaders for greater responsibilities
●	Potential internal job changes to foster professional growth
●	Succession plans encompassing leadership pipeline, development plans and timelines
●	Diversity of leadership and pipeline candidates
●	Detailed assessment of the executive leadership team members who potentially could succeed the CEO, with discussions on individual development plans for future succession

In addition, our CEO has as an annual goal regarding the development of senior leaders and the maintenance of the global succession plan for key positions within the Company. Detailed succession and contingency plans in the event the CEO becomes unable to serve for any reason are in place and reviewed annually by the NCGC with discussions held with the Board. Finally, throughout the year, Board members interact with leadership pipeline candidates through Management presentations, roundtable discussions and informal meetings to assess the depth of our leadership pipeline.

CEO Evaluation Process

In assessing the performance of our CEO, the independent directors engage in a robust assessment process that is managed throughout the year and culminates in a formal annual performance review. The assessment includes the following:

●	Independent directors approve the CEO’s annual business objectives consisting of both qualitative and quantitative progress against the pillars of our enterprise strategy including: Customer Experience, Operational Effectiveness, Products and Services Expansion, Enterprise Capabilities, People and Culture and Financial Goals
●	The Compensation Committee’s independent consultant conducts a comprehensive analysis of West’s financial targets compared against the performance of the peer companies in our Business Segment Group (more details can be found in the “Compensation Discussion and Analysis” section under the “External Benchmarking” heading later in this Proxy Statement)
●	Quarterly, the independent directors review progress made against each objective via a CEO scorecard where the CEO undertakes a self-assessment of performance against the approved annual objectives
●	An annual anonymous evaluation of the CEO’s individual performance is conducted by the independent directors covering numerous factors such as leadership, succession planning, strategic planning, financial performance, team member development and engagement, external and internal relations and interactions with the Board
●	An analysis of West’s total performance over a multi-year period, a competitive benchmark analysis and other relevant information is submitted to the independent directors

Working with the Compensation Committee’s independent compensation consultant, the Compensation Committee considers all this information in developing its recommendations for compensation, as discussed below in our “Compensation Discussion and Analysis.”

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Environmental, Social and Governance Responsibilities

As a leader in our industry, we recognize our responsibility to conduct business in a sustainable manner and strive to be a good corporate citizen. Our Board plays a role in shaping and overseeing Management strategy regarding material sustainability factors that affect our business. Over the past decade, our ESG efforts have included several key areas of focus: Environmental Sustainability, Employee Health and Safety, Quality, Compliance and Ethics, Diversity, Equity and Inclusion and Philanthropy. More recently, we established a cross-functional ESG Steering Committee made up of leaders in various business functions, which is responsible for helping to set our ESG strategy and ensure it is tied to our overall business strategy. We have adopted a stakeholder approach that considers our shareholders, team members, customers, patients, vendors, the Board, regulatory bodies, our communities and our obligations to serve the greater good. The ESG Steering Committee and the ESG team fosters two-way communication between West and these stakeholders. West’s Management routinely reviews materials published by our shareholders and key customers and directly engages with these same stakeholders on key ESG topics. Management updates the NCGC on our ESG strategy and communications and reports progress regularly and directly to the Board. Other Board committees are consulted on important ESG issues related to their responsibilities.

By employing methodologies like gap analysis, cost-benefit analysis, risk and opportunity analysis and engaging with subject matter experts, the ESG Steering Committee has pinpointed six priority areas during our centennial year. We aim to achieve specific goals within these priority areas by the year 2030. These priority areas are:

1.	Climate, Greenhouse Gases (“GHG”) and Renewable Energy
2.	Environmentally-focused Research and Development
3.	Operational Waste and Water Reduction
4.	Sustainable, Diverse and Responsible Supply Chain
5.	Talent Attraction with a focus on People Managers, Diversity, Equity and Inclusion
6.	Team Member Retention and Engagement with a focus on People Managers and DEI

As we further refine and establish our ESG actions, which we expect to align with best practices, our enhanced strategy will be described in our future ESG Reports beginning later this year. The strategy includes approximately a dozen specific actions and metrics used to measure our progress, which will be periodically reported to the Board and at least annually communicated to other stakeholders. These actions will be expanded upon in our upcoming ESG Report. Additionally, we have a robust, continual education plan with all levels of employees at the Company. We continually work with our customers to support their ESG programs and enhance our own ESG program.

We have received multiple awards for our Corporate Responsibility efforts during 2023, including recognition in Barron’s as a Top 50 Performer of the Most Sustainable Companies in America, significantly improving our ranking in Newsweek’s Most Responsible Companies to number 118, being AA rated (top 5%) by Morgan Stanley Capital International (“MSCI”) and Environmental and Social Quality Scores from ISS Corporate Solutions in the top decile.

Detailed below is a brief overview of our progress, which is generally made available in late spring on our website at www.westpharma.com/about-west/corporate-responsibility. As noted above, information is included for reference in this Proxy Statement, but is not deemed filed. Our goals, which were reestablished in 2019 after meeting and exceeding prior goals, align with our Company’s strategy as well as with the United Nations Sustainable Development Goals. As a measure of continuous improvement, West has increased disclosure regarding ESG issues over the past several years and aspires to continue to expand our public reporting and transparency in this area.

Health and Safety. Providing a healthy and safe environment for our team members is a fundamental responsibility for Management. We continue to improve our safety performance through the creation, implementation and execution of leading indicator programs that drive improved lagging indicator performance. In 2023, our focus was on preventing serious incidents and events, which are defined as incidents/events that could have created a life-altering injury or significant business impact. By conducting risk assessments on all incidents and events, and through enhanced team member involvement, including our See/Do/Say program used globally by team members to proactively recognize,

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mitigate, and communicate unsafe acts and conditions before they can lead to incidents, West continues to create a positive and sustainable safe working environment for our team.

Quality. At West, we are committed to safeguarding the health and safety of patients who use our products and services. We provide high-quality products that are designed to be safe and effective for their intended use. Product quality product and system controls are designed to ensure compliance with our high standards and applicable FDA current Good Manufacturing Practices, the International Organization for Standardization standards and other applicable global Ministry of Health regulatory requirements. West utilizes customer feedback, as well as manufacturing and design data to improve processes and product performance. We have established aggressive and measurable goals to achieve by 2024, which target reductions in manufacturing defects, out-of-specification customer complaints and costs of poor quality while also increasing customer complaint response timeliness.

Business Compliance & Integrity. Our compliance program is designed to hold ourselves to the highest standards of quality, integrity and respect as outlined in our Code of Conduct, described later in this Proxy Statement. The program is supported by our education and training on West’s Code of Conduct and other corporate policies on ethical business practices led by our Chief Compliance & Privacy Officer and our annual Compliance Week awareness efforts. West also has significantly enhanced its data privacy efforts and emphasized the importance of speaking up, which is an inherent part of our open-door culture.

Diversity, Equity and Inclusion. DEI are integral aspects of our organization ethos. We are dedicated to cultivating and sustaining a workplace that thrives on diverse talents, ideas and backgrounds, fostering an inclusive environment where every team member can flourish. To achieve this, we have heightened awareness, implemented affirmative action programs to identify potential gaps and fortified our policies, notably a comprehensive global anti-discrimination and anti-harassment policy. Additionally, we champion a culture of respect and inclusion through team member global resource groups: West disAbility Network, Multinational Organization Supporting an Inclusive Culture, Veterans and Allies Leading for Organizational Results and Women’s Initiatives Network.

In alignment with our commitment to inclusion, we have revamped our talent development programs, placing a heightened emphasis on inclusivity. In 2022, we introduced the Global Leadership @ West competency framework, wherein inclusion is a fundamental tenet. Subsequently, in 2023, we launched a learning experience based on this framework, extending its reach to all people managers across the organization.

Looking ahead, our DEI objectives for the next five years will continue to encompass initiatives geared towards enhancing our ability to attract, develop and retain underrepresented talent at all organizational levels. Simultaneously, we are dedicated to fostering exceptional employee experiences for all team members, recognizing and celebrating diversity. Furthermore, we are committed to deepening our cultural competence to promote inclusivity in the workplace.

Philanthropy. West has a long-standing commitment to supporting charities, with a particular focus on children, people with disabilities, healthcare and Science Technology Engineering and Math (“STEM”) education. This commitment aligns with our corporate and ESG missions, and we continue to expand our charitable giving across sustainability, social justice, access to healthcare and education. Our giving to all charities, including contributions from the Company, our team members, and the Herman O. West Foundation, totaled approximately $4.3 million. This included non-profit support to address the ongoing wars in Israel and Ukraine. Our team members recorded nearly 4,700 volunteer hours across our global sites and in the eighth year of our annual food drive, we provided over 750,000 meals. Additionally, substantial contributions exceeding $1.0 million were made to cancer research/support, manufacturing readiness/STEM education, DEI and scholarships. Both the foundation and our team members have generously donated their resources and time to help those in need in the communities where we live and work. We take pride in this commitment, with a hope of an even greater positive impact on the world.

Environmental Sustainability. We strive to be stewards of a sustainable future by factoring environmental considerations into our decision making for raw materials, production processes and distribution methods. During 2023, we embedded ESG considerations into many of the decision-making processes and worked toward more sustainable solutions. As noted above, we will have additional aggressive goals established this year and extend to 2030. Over the past 5 years, we have significantly increased the recycling of our waste while reducing our energy and water consumption year over year. Our current goals are to improve our energy efficiency (by 15%), reduce absolute emissions (by 10%) and reduce water consumption (by 10%) by 2023, while striving to reduce landfill waste by 90% over that same period. We are on target to meet or exceed these goals and additional information will be provided in our 2023 ESG report later this year. For the

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period extending to 2030, we have identified 12 new action areas, many with a strong focus on climate consistent with the expectations of our customers, shareholders and team members. These action areas include a dedication to seek renewable electricity, energy efficiency, emissions reduction, adherence to science-based targets, water reduction, operational waste reduction, responsible supply chain practices with emphasis on scope 3 emissions, sustainability enhancements throughout the product lifecycle and value-driven sustainability improvements to secondary packaging.

Human Capital Management

At West, we are committed to fostering an inclusive and collaborative culture that recognizes the unique contributions of each individual, fostering innovation, learning and growth for our entire team. The leadership, including the CEO and the executive team, consistently reviews diversity and inclusion objectives, to ensure steady progress toward our ambitious goals. Notably, six of West’s nine elected officers are women and/or People of Color, exemplifying our steadfast dedication to diversity. Our commitment extends to strategic alignment in talent acquisition, performance management, resource planning and leadership development, underscoring our dedication to DEI principles. Semi-annually, the Board assesses key human capital metrics, including hiring, attrition, promotions and diversity data, guiding our annual talent review process.

Integral to our culture is an unwavering commitment to safety, championed by every level of management and every team member globally. At the forefront of our safety efforts is West’s global Health, Safety and Environment (“HSE”) team, playing a pivotal role in leading and monitoring safety initiatives across our sites. Guiding these efforts is the Health, Safety and Environment Executive Council, which oversees global initiatives, sharing best practices to shape and enhance our HSE process.

West is dedicated to providing fair and competitive compensation and benefits programs, designed to attract, retain and reward high-performing team members at all levels. Our comprehensive Total Rewards program goes beyond mere remuneration, addressing the holistic needs of our team – be it health, financial well-being or work-life balance. This program reflects the value of compensation and benefits offered to our team members, serving as a testament to the significance of job roles and individual contributions. This linkage between performance and both business and personal outcomes is a cornerstone of our approach. Depending on the country of employment, West offers a range of benefits, including health care, retirement savings, paid time off, flexible work schedules and access to a global Employee Assistance Program.

Shareholder Engagement

Our Board considers regular and constructive engagement with our shareholders to be critical for effective corporate governance. To ensure that the Board considers shareholder views on compensation, corporate governance, ESG, financial and operational strategy and other significant matters, we maintain an active shareholder engagement program. Throughout the year, Management meets with our actively managed, institutional shareholders, which own a majority of our shares. Engagement is a cohesive process involving many functional leaders at West that continues all year long. We present at formal events and also respond to more informal one-on-one meetings on topics collaboratively selected with our shareholders. At every Board meeting, Management discusses feedback provided by our shareholders and solicits Board input, which further informs and bolsters our corporate governance and related efforts.

One area of focus for us and our shareholders is the alignment of pay and performance in a manner that enhances shareholder value. Our shareholders have historically expressed support for our performance goals and metrics. Additionally, Management continues to hear our shareholders express support for our corporate governance framework and Board policies, including our tenure policies. In 2023, we actively engaged with shareholders regarding shareholder rights, governance best practices, leadership structure and tenure, Board and employee diversity, climate and waste issues and forthcoming changes to our ESG program.

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Communicating with the Board

You may communicate with the Chair of the Board or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341. Communications to a particular director should be addressed to that director at the same address. Our Corporate Secretary maintains a log of all communications received through this process. Communications to specific directors are forwarded to those directors. All other communications are given directly to the Chair of the Board who decides whether they should be forwarded to a Board committee or to Management for further handling.

Director Education and Onboarding

The Board believes shareholders are best served by Board members who are well-versed in corporate governance principles and other subject matters relevant to board service. The Board arranges for a series of annual educational presentations on its calendar. During 2023, we held several education sessions including presentations on insider trading, succession planning and the life sciences industry, as well as education regarding West’s products, including a tour of West’s Phoenix and Scottsdale facilities, and West’s new R&D site in Radnor. Also, to encourage continuing director education, all directors may attend any director education programs they consider appropriate to stay informed about developments in corporate governance and the markets we serve. The Company reimburses directors for the reasonable costs of attending director education programs.

The Board also works with Management to ensure that new directors are onboarded through a robust process. The onboarding process includes educational meetings with all officers and other critical members of senior Management who provide insight into the Company’s business, strategy and culture; the Board and its Committees; Company policies; and fiduciary and legal obligations. All directors have access to online resources maintained by the Company which includes key charters, policies, procedures, principles, corporate governance documents and similar information. Additionally, all directors are provided access to analyst reports, press releases and investor presentations.

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Corporate Governance Documents and Policies

Our principal governance documents are our Corporate Governance Principles, Board Committee charters, director qualification standards, including our Independence Standards and Code of Conduct. Aspects of our governance documents are summarized below. We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success. The documents are available in the “Investors—Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and duties, Board and committee composition, organization and leadership. Our NCGC reviews our Corporate Governance Principles annually to ensure they meet best practices in corporate governance. Our Corporate Governance Principles emphasize the strong link between the Lead Independent Director and the Chair in leading the Board. Our Corporate Governance Principles address, among other things:

●	Statements of the Board’s commitment to high ethical standards and principles of fair dealing
●	The requirement to hold separate executive sessions of the independent directors
●	The importance of robust executive succession planning and the role of directors in succession planning
●	The Board’s policy on setting director compensation and director share ownership guidelines
●	Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members
●	The importance of DEI and a diverse mix of backgrounds to the Company’s long-term business needs
●	Ensuring processes are in place for maintaining an ethical corporate culture that is communicated and embraced by our team members and business partners
●	Monitoring and overseeing efforts on ESG initiatives
●	Guidelines on outside board memberships
●	Policies on making charitable contributions and prohibition of political contributions
●	Policies on access to Management
●	Committee and Director rotation and succession planning to ensure depth and diversity of experience and viewpoints
●	Statements of our executive compensation philosophy and our independent auditor standards
●	Director orientation and education
●	Assessments of Board and Committee performance to determine their effectiveness

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West’s Code of Conduct

All West team members, officers and directors are required to comply with our Code of Conduct (“COC”) as a condition of employment or service. The COC provides guidance on fundamental ethical and compliance-related principles and practices such as: accurate accounting records and financial reporting; avoiding conflicts of interest; diversity, equal opportunities, respect and human rights in the workplace; environment, health and safety; protection and proper use of property and information; and compliance with legal and regulatory requirements. The Board reviews the COC annually to ensure effectiveness and approved revisions in 2022 to enhance the content structure focused on key principles of ethical business conduct. The Board has adopted a comprehensive Business Compliance and Integrity Program, which is periodically updated to align with guidance from key government agencies, including but not limited to the U.S. Department of Justice’s March 2023 guidance on the evaluation of corporate compliance programs and the U.S. Department of Health and Human Services Office of Inspector General’s November 2023 general compliance program guidance.

Additionally, the Board has adopted a Supply Chain Policy Statement, as required under the laws of the United Kingdom, which are similar to those in California. This Supply Chain Statement indicates West’s compliance with various acts and reaffirms our commitment to the Pharmaceutical Supply Chain Initiative (“PSCI”). PSCI supports the efforts of pharmaceutical suppliers to meet industry expectations with respect to ethics, labor, health and safety, environmental and management systems, including a prohibition against the use of forced, bonded or indentured labor. These commitments are also reflected in our Business Partner Code of Conduct. Both codes are available here: www.westpharma.com/about-west/corporate-responsibility/compliance-and-ethics. Jessica Colón is our Chief Compliance & Privacy Officer and reports directly to the Audit Committee of the Board on all compliance matters. Ms. Colón trains the Board on compliance matters and delivers reports on program developments and initiatives to the Audit Committee regularly and no less than annually to the full Board.

Director Independence

Our Board has adopted a formal set of categorical Independence Standards. The Independence Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards. Under the Independence Standards, a director must have no material relationship with us other than as a director. The Independence Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior Management or their affiliates. The full text of the Independence Standards may be found under the “Investors—Corporate Governance” section on our website at www.westpharma.com.

The NCGC undertook its annual review of director independence in February 2023. As a result of this review, the NCGC recommended, and the full Board concurred, that no revision of the Independence Standards was required. Subsequently, the Board considered whether any relationships described under the Independence Standards between the Company and each individual director existed. The Board affirmatively determined that each of its non-employee directors is independent of the Company and Management as defined under the Independence Standards.

Related Person Transactions and Procedures

The Board has adopted written policies and procedures relating to the NCGC’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations. A “related person” includes our directors, officers, 5% shareholders and their immediate family members.

Under these policies, the NCGC reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other actions.

In approving a transaction, the Committee will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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The Committee reviews and pre-approves certain types of related person transactions, including certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director’s independent status. The policy and procedures can be found in the “Investors—Corporate Governance” section of our website, www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

Political Contributions and Lobbying

While we encourage directors, officers and team members to become involved in the political process in their individual capacity, including personal contributions to political campaigns, no West team member or director may conduct personal political activity on Company time or use Company funds, property or equipment for political activities. We prohibit the use of Company funds and assets to support political candidates, parties or ballot measures. As a Company, we comply with the laws related to contributing to, directly or indirectly, political organizations and government officials where appropriate. Under our Corporate Governance Principles, the Board is responsible for overseeing the process used by the Company to ensure the Company’s policy prohibiting political contributions is effectively implemented.

The Company made no political contributions in 2023 but does hold membership in recognized and reputable industry groups that may conduct lobbying activities. West supports trade associations to advance collaborative approaches to problems faced by companies engaged in the same industries that we are in, but our support does not extend to use of our funds to support any candidate, party or ballot measure. We also monitor the major policy positions taken by these associations to ensure they are consistent with our positions.

Anti-Hedging and Pledging Policies

We prohibit directors, officers and team members from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, executive officers and other senior team members from engaging in pledging or hypothecating our securities as collateral for a loan without demonstrating to the General Counsel that a director or officer has the financial capacity to repay the loan. It is expected that this exception would be permitted only in exceedingly rare circumstances. We have never granted an exception or waiver to these policies. No pledging is permitted to cover margin debt. Additionally, no West securities may be held in a margin account by directors or officers because there is a risk of the shares being sold without consent. Directors and officers are prohibited from engaging in short sales or other short-position transactions in West securities as well.

Share Ownership Goals

Directors. To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer. The directors elected prior to 2022 meet this requirement. Dr. Lockhart, who was appointed in July 2022, has not yet met the ownership goal, but is expected to do so within the required period.

Officers. Share ownership goals serve to align an officer’s interests with those of our shareholders and encourage a long-term focus. Within five years of assuming their position, all executive officers are required to acquire shares of common stock with a value equal to designated multiples of their base salary. The Compensation Committee established a goal of six times base salary for the CEO and two times base salary for all other named executive officers. A full description of the approved changes and the officer share ownership requirements can be found in our “Compensation Discussion and Analysis.”

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Stock Ownership

The table below shows the number of shares of our common stock beneficially owned as of February 28, 2024, by each of our directors, each Named Executive Officer and all current directors and executive officers as a group. For executive officers, in addition to shares owned directly, the number of shares includes: (1) vested shares held in participant accounts under our 401(k) plan, Nonqualified Deferred Compensation Plan for Designated Employees (“Employee Deferred Compensation Plan”) and Employee Stock Purchase Plan; and (2) time vested restricted stock and Restricted Stock Units (“RSUs”) held in various incentive plan accounts, unless receipt of those shares has been deferred. For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Nonqualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).

	Common	Options Exercisable	Percent
Name	Stock	Within 60 Days	of Class
Silji Abraham	4,663	7,098	*
Bernard J. Birkett	6,892	35,779	*
Eric M. Green	153,453	481,883	*
Kimberly B. MacKay	1,359	7,344	*
Cynthia Reiss-Clark	4,888	12,043	*
Mark A. Buthman	40,990	0	*
William F. Feehery	29,269	0	*
Robert F. Friel	2,443	0	*
Thomas W. Hofmann	41,741	0	*
Molly E. Joseph	1,337	0	*
Deborah L. V. Keller	8,450	0	*
Myla P. Lai-Goldman	17,265	0	*
Stephen H. Lockhart	475	0	*
Douglas A. Michels	43,152	0	*
Paolo Pucci	8,742	0	*
All directors and executive officers as a group (19 persons)	388,988	544,147

*	Less than one percent of outstanding shares

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Based on a review of filings with the SEC, we have determined that the persons listed below hold more than 5% of the outstanding shares of our common stock. Unless otherwise stated, each holder has sole voting and dispositive power over the shares listed. Percent of class information based on public filings, which are stated as of December 31, 2023.

Name and Address of Beneficial Owner	Shares	Percent of Class
The Vanguard Group, Inc.	9,002,632(1)	12.17%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	7,778,203(2)	10.5%
55 East 52nd Street
New York, NY 10022

(1)	Includes sole voting power over no shares and shared voting power over 97,902 shares and sole dispositive power over 8,685,103 shares and shared dispositive power over 317,529 shares.
(2)	Includes sole voting power over 7,219,051 shares and sole dispositive power over 7,778,203 shares.

2024 Annual Meeting and Proxy Statement  |  39

DIRECTOR COMPENSATION

Director Compensation

2023 Non-Employee Director Compensation

Our Director compensation structure is reviewed annually by the Board in consultation with Pay Governance LLC (“Pay Governance”), our independent compensation consultant. The compensation structure in effect for 2023 is set forth below:

Compensation Item	Amount
Annual Retainers and Chair Fees
Board membership	$100,000
Chair of the Board	—
Lead Independent Director	40,000
Audit Committee Chair	25,000
Compensation Committee Chair	20,000
All Other Committee Chairs	15,000
RSUs	220,000

As our current Chair, Mr. Green, is an officer of the Company, no additional compensation is provided for this role. The retainers for Dr. Feehery and Ms. Keller for 2023 were prorated for the length of the time each acted as NCGC Committee Chair. The retainers for Mr. Friel and Mr. Michels for 2023 were prorated for the length of the time each acted as Compensation Committee Chair.

The following table shows the total 2023 compensation of our non-employee directors.

2023 Non-Employee Director Compensation

	Fees Earned or Paid		All Other
Name	in Cash ($)	Stock Awards ($)	Compensation ($)	Total ($)
Mark A. Buthman	115,000	220,000	43,227	378,227
William F. Feehery	108,750	220,000	34,082	362,832
Robert F. Friel	108,333	220,000	2,329	330,662
Thomas W. Hofmann	125,000	220,000	45,349	390,349
Molly E. Joseph	100,000	220,000	1,433	321,433
Deborah L. V. Keller	106,250	220,000	7,201	333,451
Myla P. Lai-Goldman	115,000	220,000	24,348	359,348
Stephen H. Lockhart	100,000	220,000	11,460	331,460
Douglas A. Michels	111,667	220,000	45,338	377,005
Paolo Pucci	140,000	220,000	7,437	367,437

Fees Earned or Paid in Cash

The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Lead Independent Director, as applicable. All annual retainers are paid quarterly. The amounts are not reduced to reflect elections to defer fees under the Director Deferred Compensation Plan.

Stock Awards

The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled RSU awards made in 2023 and the grant date fair value as determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. On April 25, 2023, each non-employee director was awarded 616 RSUs, with a grant date fair market value of $357.00 per share based on the closing price of our common stock on the award date.

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DIRECTOR COMPENSATION

These awards had a grant date fair value of approximately $220,000. For a discussion on RSU grant date fair value, refer to Note 14 of the consolidated financial statements in our 2023 Annual Report.

RSUs are granted on the date of our Annual Meeting and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date. Generally, all unvested grants of equity forfeit upon termination. However, if a director retires during the calendar year that he or she reaches our mandatory retirement age, the award will vest on a monthly basis through retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan. In 2023, all directors elected to defer their awards with the exception of Mr. Buthman, Mr. Hofmann and Dr. Lockhart. All awards are distributed as shares of common stock, as described below. When dividends are paid on common stock, additional shares are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

The table below shows the number of outstanding stock awards held by each director at year-end. No directors have any outstanding options.

Outstanding Director Stock Awards at Year-End 2023

	Vested Annual	Unvested Annual Deferred	Total Outstanding
	Stock	Stock and Stock-Settled RSU	Stock
Board Member	Awards (#)	(#)	Awards (#)
Mark A. Buthman	40,357	617	40,974
William F. Feehery	29,269	617	29,886
Robert F. Friel	2,443	617	3,060
Thomas W. Hofmann	41,740	617	42,357
Molly E. Joseph	1,337	617	1,954
Deborah L. V. Keller	8,450	617	9,067
Myla P. Lai-Goldman	17,265	617	17,882
Stephen H. Lockhart	—	617	617
Douglas A. Michels	43,152	617	43,769
Paolo Pucci	8,742	617	9,359

All Other Compensation

The amounts in the “All Other Compensation” column include Dividend Equivalent Units (“DEUs”) credited to accounts under the Director Deferred Compensation Plan. The amounts also include charitable donations of $10,000 made by the Company at the request of Mr. Buthman, Dr. Feehery, Mr. Hofmann, Dr. Lai-Goldman, Dr. Lockhart and Mr. Michels. The Company’s foundation also matched $1,000 each in charitable donations made by Mr. Hofmann and Dr. Lockhart; those amounts are also included in this column.

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates. Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank. Stock-unit accounts are credited with DEUs based on the number of stock units credited on the dividend record date.

The value of a director’s account balance is distributed on termination of Board service. The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

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DIRECTOR COMPENSATION

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock. Pre-2014 stock units may be distributed in cash in lieu of stock if a director made an election in 2013. All post-2013 stock units are only distributable in stock. Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments. If a director elects the installment option, the cash balance during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2023. All values on the following table are determined by multiplying the number of stock units or shares of deferred stock, as applicable, by $352.12, the fair market value of a share of stock on December 29, 2023. A portion of the stock units reported below may relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the underlying compensation was earned by the director.

Director Deferred Compensation Plan at Year-End 2023

		Vested Stock—Settled Unit
	Cash-Settled Stock	and Deferred Stock Value	Unvested Deferred Stock	Total Account
Board Member	Units Value ($)	($)	and RSU Value ($)	Balance ($)
Mark A. Buthman	—	14,210,381	217,255	14,427,636
William F. Feehery	—	10,306,345	217,255	10,523,600
Robert F. Friel	—	860,251	217,255	1,077,506
Thomas W. Hofmann	—	14,697,442	217,255	14,914,697
Molly E. Joseph	—	470,860	217,255	688,115
Deborah L. V. Keller	—	2,975,523	217,255	3,192,778
Myla P. Lai-Goldman	—	6,079,436	217,255	6,296,691
Stephen H. Lockhart	—	—	217,255	217,255
Douglas A. Michels	2,971,484	12,223,363	217,255	15,412,102
Paolo Pucci	—	3,078,277	217,255	3,295,532

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COMPENSATION COMMITTEE REPORT

Compensation Committee Report

Set forth below is the Compensation Discussion and Analysis, which outlines West’s executive compensation programs and policies and how such policies are used to align executive compensation with business performance and shareholder return. This section describes our executive compensation programs for 2023, detailing the compensation decisions made under those programs and the factors considered by the Committee in making those decisions.

In performing its governance function, the Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis.” Following a comprehensive review and discussion with Management, the Compensation Committee recommended to the Board, and the Board subsequently approved, the inclusion of the “Compensation Discussion and Analysis” in both this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Committee

Robert F. Friel, Chair
William F. Feehery
Thomas W. Hofmann
Molly E. Joseph
Deborah L. V. Keller

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The 2023 Compensation Discussion and Analysis comprehensively outlines and discloses the objectives and policies that form the foundation of our executive compensation program. It details the compensation structure for each of our Named Executive Officers (“NEOs”) and the key factors considered by the Committee when making compensation decisions. The NEOs for 2023 are as follows:

●	Eric M. Green, President and Chief Executive Officer (“CEO”)
●	Bernard J. Birkett, Senior Vice President, Chief Financial & Operations Officer
●	Silji Abraham, Senior Vice President, Chief Technology Officer
●	Kimberly B. MacKay, Senior Vice President, General Counsel and Secretary
●	Cindy Reiss-Clark, Senior Vice President, Chief Commercial Officer

Executive Summary: 2023 Performance at a Glance

West’s long-term business strategy involves the continual growth and expansion of our product and service offerings to meet the unique needs of our diverse customer groups, ensuring efficient utilization of our global manufacturing footprint and building the capabilities of our team to address current and future business needs. This strategy forms the basis for our long-term financial construct, aiming for high single-digit organic sales growth annually and sustained improvements in profitability. This approach is designed to foster a business environment that not only meets but exceeds the evolving demands of our industry, creating a solid foundation for our sustained success and that meets the needs of our customers, patients, shareholders and team members.

Each year, we have seen growing interest and demand for our high value product offerings, delivery device platforms and our services. Customers are also coming to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This expertise helps us to build positive relationships with our customers. For full-year 2023, we reported:

●	Net sales of $2.950 billion, a 2.2% increase; organic net sales growth of 1.6%; currency translation increased net sales growth by 100 basis points
●	Reported-diluted EPS of $7.88, an increase of 1.9%, and full-year 2023 adjusted-diluted EPS of $8.08 decreased 5.8%
●	Operating profit margin of 22.9%, a decline of 250 basis points, and full-year 2023 adjusted operating profit margin of 23.4%, a decline of 300 basis points
●	Operating cash flow was $776.5 million, an increase of 7.3%; capital expenditures were $362.0 million, compared to $284.6 million over the same period last year, and represented 12.3% of full-year 2023 net sales; and free cash flow (operating cash flow minus capital expenditures) was $414.5 million, a decrease of 5.7%

The foregoing discussion is qualified by the information contained in the performance graph in our 2023 Annual Report, the “Financial Measures and Adjustments” section beginning on page 54 of this Proxy Statement and our non-U.S. GAAP reconciliation set forth in the Form 8-K filed February 15, 2024.

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COMPENSATION DISCUSSION AND ANALYSIS

2023 Committee Actions and Rationale

Executive Compensation Actions & Results

Reaffirmed West’s commitment to a pay-for-performance philosophy that aligns executive’s incentive compensation with Company performance and stakeholder interests on both short and long-term horizons, while mitigating excessive risk

Reaffirmed continuation of the two-comparator group approach for assessing executive and director compensation, and emphasizing pay-for-performance benchmarking, thereby ensuring that our compensation practices remain aligned with industry standards and the broader interests of our stakeholders

Appointed a new Compensation Committee Chair, aligning to best practice of rotating Board members to provide new insight and leadership

Reviewed and approved revised Incentive Compensation Recovery policies for Executive Officers and Non-Officers, in adherence with SEC rules mandated by Dodd-Frank Act while also reaffirming and enhancing discretionary recovery policies that go beyond what is required by law

Reviewed and confirmed compliance of SEC Rule 10b5-1 trading plans and adopted improved procedures
Reviewed and approved 2023 AIP and LTI design, metrics and targets to ensure that these plans effectively motivate our team members and offer a suitable level of challenge

Broadened the eligibility for equity grants to lower levels within the organization, aligning with external benchmarking practices for roles typically receiving equity compensation as part of Total Direct Compensation. Equity is granted in the form of RSUs with equal vesting over a four-year period

Governance and Compensation

Executive Compensation Philosophy

Our compensation philosophy centers on providing competitive executive pay opportunities linked to both short-term and long-term success. Employing a “market median” target compensation approach, we evaluate each compensation component (base salary, target AIP and LTI Awards) against the market median. However, we focus on Total Direct Compensation at the market median, allowing flexibility to target individual components and total compensation opportunity above or below the median based on individual performance, critical skills, and recognition of current and anticipated future contributions. The overarching pay-for-performance approach enables us to attract, motivate and retain executive leadership crucial for achieving our strategic objectives and enhancing shareholder value. To achieve these goals, we have adopted the following program objectives:

●	Rewarding achievement on both operating performance and strategic objectives
●	Aligning the interests of West’s leaders with those of our investors by varying compensation based on both short-term and long-term business results and delivering a large portion of the total pay opportunity in West stock. All NEOs have a minimum of 66% of at-risk compensation tied to business performance
●	Differentiating rewards based on performance against business objectives to drive a pay-for-performance culture, with a major portion of executive pay contingent on achievement of financial performance goals
●	Promoting a balanced incentive focus that does not encourage unnecessary or unreasonable risk-taking
●	Ensuring market competitiveness to attract and retain highly qualified senior leaders essential for driving and growing a global enterprise

Best Practices that Support Our Executive Compensation Philosophy

The Compensation Committee oversees the governance, design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. We continue to incorporate leading design and governance practices into our compensation programs.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Do	What We Don’t Do

✔

Target Total Direct Compensation at the 50th percentile of our comparator group companies

✔

Provide most of the compensation through performance-based incentives

✔

Conduct realizable pay-for-performance analyses of our CEO compensation and use tally sheets to provide additional information on the appropriateness and function of our executive pay

✔

Incorporate in our CIC agreements a “double-trigger” feature requiring termination of employment to receive benefits

✔

Require executive officers to meet West stock ownership guidelines within 5-year period; if not met, ongoing compliance requirements are imposed until ownership guidelines are met

✔

Cancellation or recovery of incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement or amounts determined to have been inappropriately received due to fraud, misconduct or gross negligence as described in revised robust policies

✔

Engage with an independent consultant to review compensation programs and decisions

✘

No hedging, pledging or engaging in any derivatives trading with respect to our common stock

✘

No repricing or exchange of awards without shareholder approval

✘

No individual severance agreements for executive officers other than CEO

✘

No tax gross ups

✘

No guaranteed incentive payouts

✘

No accelerated vesting of equity awards for executive officers

✘

No above market returns on deferred compensation plans

Say-on-Pay

Each year, we hold a shareholder “Say-on-Pay” advisory vote to assess the support for the compensation of our NEOs as disclosed in our Proxy Statement. In 2023, our Say-on-Pay proposal received more than 95% support, consistent with each of the previous three years.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Design

The specific elements of West’s executive compensation programs are:

Element	Objective	Type	Key Features
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market	Cash
●
Annual cash compensation that is not at risk
●
Reviewed annually against our compensation comparator groups with adjustments considered based on level of pay relative to the market, individual and Company performance

Short-term Annual Incentive

Focuses executives on annual results by rewarding them for achieving key budgeted financial targets

Links executives’ incentives with those of shareholders by promoting profitable growth

Helps retain executives by providing market competitive compensation

Cash
●
Annual cash incentive based on achievement of key business metrics: Net Sales, EPS, OCF, and Gross Profit
●
Annual incentive award payouts may vary from 0% to 200% of the targeted award based on achievement
●
Threshold performance required to achieve payment is 85% of target performance goal

Long-term Incentive Compensation (100% Equity)

Aligns executives’ interests with those of shareholders by linking compensation with long-term Company and stock price performance that benefits our team members and shareholders

Serves as both an incentive and retention vehicle for executives through multi-year Performance Stock Units (“PSU”) and stock options

Promotes a balance of longer term risk and reward, without encouraging unnecessary or unreasonable risk-taking

Typically granted as 50% PSUs and 50% stock options

Annual PSU Grant (50% of long-term incentive compensation award fair market value (“FMV”))
●
PSUs are settled three years from the grant date based on business results over a three-year performance period
●
PSUs (inclusive of DEUs) are paid in shares of Company common stock upon vesting
●
The number of shares (inclusive of accrued DEUs) that may be earned over the performance period is based on achievement against target of two equally weighted measures—sales CAGR and ROIC—and can range from 0% to 200% of the target award
●
Threshold performance required to achieve payment is 70% for each target performance metric

Annual Nonqualified Stock Option Grant (50% of long-term incentive compensation award FMV)
●
Annual awards vest in four equal annual installments and expire 10 years from the grant date
●
Option exercise prices must be equal to (or exceed) the closing price on the grant date
●
DEUs are not provided on options

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COMPENSATION DISCUSSION AND ANALYSIS

Element	Objective	Type	Key Features
Time Vesting Restricted Stock Units and Retention Options
●
Used for Director-level positions where equity compensation is a typical component of total direct compensation
●
Used to attract talented executives who are foregoing compensation from prior employer
●
Provides a retention tool for new executives, with an immediate ownership stake in the Company and alignment with shareholders through an incentive to increase the stock value

Retirement	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax efficient manner	401(k) Plan
●
Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to Code limits, and receive a match of 100% on the first 3% and 50% on the next 2%. In addition each team member is provided with an annual non-elective Company contribution equal to 3% of eligible earnings, Executives included.

Employee Deferred Compensation Plan
●
Extends, on a nonqualified basis, the 401(k) plan deferrals in excess of Code limits on the same terms and permits deferral of AIP
●
Executives may elect to defer up to 75% of their annual cash compensation

Other Compensation	Perquisites and Other Benefits		● None

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COMPENSATION DISCUSSION AND ANALYSIS

Targeted Pay Mix

The chart below illustrates the percentage weighting of each compensation element that comprises the 2023 target Total Direct Compensation for the CEO and the average for the other NEOs.

Factors Used in the Compensation Process

Compensation Committee

The Compensation Committee, referred to as the “Committee” in this section of the Proxy Statement, oversees and approves the compensation elements and targets for each of our executive officers. The Committee makes determinations concerning the AIP as it relates to our executive officers, including the approval of annual performance goals and assessing full-year achievement. It administers all aspects of the Company’s LTI plan, and approves the benefits offered to executive officers. Compensation decisions for the CEO undergo review and approval by the full Board of Directors.

In determining compensation for our NEOs, the Committee exercises judgment in making decisions about individual compensation elements and total compensation for our NEOs. This judgment is informed by competitive market data but primarily is focused on each NEO’s performance against his or her individual performance objectives, as well as the Company’s overall financial performance and the financial performance of the function or areas of operational responsibility for each NEO.

In making its decisions, and with guidance from our independent compensation consultant, Pay Governance, the Committee uses several resources and tools, including competitive market information, compensation trends within our comparator groups, where available, and realizable pay versus performance analysis.

Periodically, the Committee reviews “tally sheets” for each executive officer as a tool to assess the alignment of NEO pay with our performance and compensation philosophy. These sheets include salary, equity and non-equity incentive

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COMPENSATION DISCUSSION AND ANALYSIS

compensation and the value of compensation under various termination scenarios providing insight into the magnitude and interplay of the various components of our compensation programs.

Finally, the Committee conducts an annual evaluation of the Company’s compensation programs to ensure they do not induce or encourage excessive risk-taking by participants.

Management

Annually, the CEO and CHRO review each executive officer’s performance, recommending merit-based salary adjustments and any changes in annual or long-term incentive opportunities or payouts with the Committee (excluding the CEO). The Committee considers Management’s recommendations along with data and recommendations from Pay Governance.

The CHRO serves as the liaison between the Committee and Pay Governance, providing internal data as needed for comparative analyses for the Committee. In addition, the Company’s Human Resources, Finance and Law Departments support the Committee by providing information, answering questions and responding to various requests of Committee members as required.

Independent Compensation Consultant

Pay Governance, serving as the Committee’s independent consultant, provides advice solely on executive compensation matters (including CIC matters) and director compensation to our NCGC. In 2023, the Committee reaffirmed Pay Governance’s independence under applicable NYSE and SEC regulations.

During 2023, Pay Governance performed the following tasks for the Committee:

✔	Provided competitive market data for the compensation of the executive officer group and provided input to the Committee regarding officer pay recommendations (including the CEO)
✔	Assessed incentive plan performance difficulty of achievement and provided related context regarding performance metric selection
✔	Updated the Committee on executive compensation trends and regulatory developments
✔	Prepared a realizable pay analysis for the CEO
✔	Conducted an in-depth review of the Company’s comparator groups
✔	Provided input on compensation program design and philosophy
✔	Monitored trends and analysis in executive and equity compensation

External Benchmarking

In support of our compensation philosophy, we reference the median compensation values of two compensation comparator groups, which we refer to as the “Business Segment Group” and the “Broad Talent Market Group.” Data from both the Business Segment Group (which generally is applicable to the CEO and CFO) and Broad Talent Market Group (applicable to all Executive Officers) are used holistically to determine competitive pay practices for our CEO and executive officers.

The Business Segment Group is composed of public companies with operational and customer characteristics similar to our own business operations. These companies are initially identified by Pay Governance and subsequently approved by the Committee with input from Management based on the following criteria: (1) size (approximately one-half to two times our annual sales); (2) industry (healthcare equipment/supplies, industrial manufacturing and life sciences tools/services); and (3) operating structure such as:

●	Global footprint with multi-plant manufacturing capabilities

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COMPENSATION DISCUSSION AND ANALYSIS

●	Similar raw materials and products (elastomers, plastics, metals), and similar intellectual property profile
●	Similar customer characteristics (complex sales cycle, quality requirements, regulatory requirements)

The Broad Talent Market Group is a larger and broader sampling of size-appropriate companies that participate in the WTW (formerly Willis Towers Watson) annual executive compensation database. Unlike the Business Segment Group, the Committee does not select individual members of the Broad Talent Market Group. Companies within the Broad Talent Market Group operate in industries that are similar, but not identical to our own industry. Industries included are: Chemicals and Gases; Electrical and Scientific Equipment and Components; Medical Supplies and Equipment; and Pharmaceutical and Biotechnology.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria. Therefore, we believe that using a balance of business and talent market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and reasonably represents our labor market for executive talent.

The Committee believes it is good governance to periodically review our two compensation comparator group approach and comparators to ensure they are appropriate and to adjust based on: (1) our changing enterprise strategy; (2) the markets in which we compete for business, including emerging or more technical markets; (3) the areas in which we compete for talent, business and capital; and (4) our changing size and complexity. The last significant update to our comparator groups occurred in 2022.

The chart below lists each company included in the 2023 Business Segment Group and some key data the Committee considered in making the selection for inclusion. The sales data below are generally from recently filed public annual reports with respect to each company. All amounts are in millions of U.S. Dollars. The Committee determined that the business of CONMED and West had evolved over time such that CONMED’s attributes no longer aligned with previously-defined criteria and determined they should be removed starting in 2024.

2023 Business Segment Group

			Number
Company	Industry	Revenue	Employees	S&P 500
Agilent Technologies, Inc.	Healthcare - All; Medical Equipment & Devices	$6,848	18,100	•
AptarGroup, Inc.	Packaging & Containers	3,322	13,500
Bio-Rad Laboratories, Inc.	Healthcare - All; Medical Equipment & Devices	2,802	8,200	•
Catalent, Inc.	Healthcare - All; Pharmaceuticals	4,263	17,800	•
CONMED Corporation	Healthcare - All; Medical Equipment & Devices	1,045	4,100
The Cooper Companies, Inc.	Healthcare - All; Medical Equipment & Devices	3,308	14,000	•
DENTSPLY SIRONA Inc.	Healthcare - All; Medical Equipment & Devices	3,922	15,000	•
Edwards Lifesciences Corporation	Healthcare - All; Medical Equipment & Devices	5,382	17,300	•
Haemonetics Corporation	Healthcare - All; Medical Equipment & Devices	1,169	3,034
Hologic, Inc.	Healthcare - All; Medical Equipment & Devices	4,030	6,990	•
IDEXX Laboratories, Inc.	Healthcare - All; Medical Equipment & Devices	3,367	10,780	•
Integer Holdings Corporation	Healthcare - All; Medical Equipment & Devices	1,376	10,000
Integra LifeSciences	Healthcare - All; Medical Equipment & Devices	1,558	3,722
ResMed Inc.	Healthcare - All; Medical Equipment & Devices	4,223	10,140	•
Revvity, Inc.	Healthcare - All; Medical Equipment & Devices	3,312	16,000	•
STERIS plc	Healthcare - All; Medical Equipment & Devices	4,958	17,100	•
Teleflex Incorporated	Healthcare - All; Medical Equipment & Devices	2,791	15,500	•
West Pharmaceutical Services, Inc.	Healthcare - All; Medical Equipment & Devices	$2,950	10,600	•

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer Stock Ownership Guidelines

Within five years of appointment (the “Attainment Period”), NEOs are expected to acquire and hold shares of West common stock with a value equal to the following:

CEO	Other NEOs
6 times base salary	2 times base salary

The following illustrates the type of equity holdings that count towards stock ownership requirements:

What Counts	What Does Not Count

✔

100% of West shares owned personally or by members of the immediate family sharing the same household

✔

100% of vested shares of West stock held in a qualified or non-qualified deferred compensation plan

✔

60% of unvested RSUs

✘ Unvested stock options and PSUs ✘ Unexercised, vested stock options ✘ Restricted bonus stock subject to matching contribution holding requirements

Officers who have not met the required share ownership within five years of appointment are required to retain 100% of net shares resulting from any equity award vesting or stock option exercise and to have 50% of their annual bonus paid in stock.

As of the date of this Proxy, the CEO and other NEOs have either met their required hold share amounts or are within five years of their appointment. All are expected to achieve the required holding amount within the Attainment Period.

Incentive Compensation: Important Facts About Our Incentive Targets

As in previous years, the Committee evaluates and determines the appropriate financial metrics to be considered in determining compensation payouts. The following principles govern this process.

●	Alignment with our Growth Strategy: Supporting profitable growth while generating significant cash from operations, and driving long-term value creation for our customers, team members, investors and shareholders
●	Clarity in Goal Alignment: Provide a clear line of sight to the stated goals of the Company, so that the targets are clearly understood and can be affected by the performance of our executives and team members
●	Attainable Targets with “Stretch:” Establishing achievable targets with a strategic level of challenge to support growth
●	Consistency with Market Practice: Adhering to industry standards in setting incentive targets
●	Currency Neutral: Measuring underlying business results independent of currency fluctuations, encouraging decisions that drive sustainable long-term growth
●	Limited Metric Adjustments: Making minimal adjustments to metrics, with occasional considerations for changes in financial accounting reporting regulations or unexpected cost fluctuations tied to corporate transactions

We continually test the robustness of our incentive targets and performance payout curves considering the following:

●	Performance levels necessary to achieve our long-term goals and deliver superior shareholder returns

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COMPENSATION DISCUSSION AND ANALYSIS

●	Difficulty of achieving various performance levels based on historical and anticipated future results
●	Benchmarking against industry standards our metrics, program designs and business results in companies within our Business Segment Group and anticipating industry trends

The Committee annually reviews the target setting process to ensure adherence to our principles. This analysis is supported by a retrospective performance review compared to our competitors and is performed annually by the Board’s independent compensation consultant, Pay Governance.

For 2023, we measured the following key financial metrics:

Plan	Financial Metric	Rationale
AIP	Earnings per Share	Comprehensive measure of income, emphasizing profitable growth and expense control
	Consolidated Net Sales	Clear line of sight target for the Executive Leadership Team, focusing on value creation through sales growth
	Operating Cash Flow	Emphasis on short-term cash generation to fund operations, research and capital projects
	Consolidated Gross Profit	Focus on higher value product growth and improving operating efficiencies
LTI	Sales Compounded Annual Growth Rate	Objective measure of net sales growth
	Return on Invested Capital	Drives efficient and disciplined deployment of capital

Note: All metrics are measured at actual foreign currency exchange (“FX”) rates except for Consolidated Net Sales, which is measured at budget FX rates for a consistent year-to-year comparison, removing the impact of currency fluctuations.

Our Annual Incentive Compensation

Target Setting

At the beginning of each year, the Committee and the Board review and approve West’s annual business objectives and set the metrics and weightings for the AIP to reflect current business priorities. These objectives translate to targets for West and for each business unit for purposes of determining the target funding of the AIP. Performance against business objectives determines the actual total funding pool for the year, which can vary from 0% to 200% of total target incentives for all executives.

Our reported results may be adjusted when comparing to AIP targets for unusual events outside the control of Management including changes in accounting standards, tax regulations and currency devaluations. We may also exclude certain transactions such as material acquisition or disposition costs including restructuring charges, particularly if these items were not included in the performance target. The specific adjustments reviewed and made by the Committee in 2023 are listed in the “Financial Measures and Adjustments” section of this Proxy Statement and include adjustments for foreign currency exchange (revenue only), stock-based compensation tax benefits, restructuring charges and amortization on acquisition intangibles.

Target Awards

The target annual incentive awards for our NEOs are set as a percentage of base salary. Target awards are reviewed annually to ensure alignment with our compensation philosophy of targeting each compensation element and the Target Direct Compensation at the market median. Variances from this goal are based on an evaluation of competitive market

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COMPENSATION DISCUSSION AND ANALYSIS

data, internal equity considerations and individual performance. Our payout curve is structured to reflect our philosophy that Management should be rewarded for meeting or exceeding goals and payouts should diminish or be withheld when targets are missed.

The formula to determine each NEO’s AIP total potential payment is as follows:

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the achievement percentage of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the achievement percentage and is based on the following chart:

Achievement %	Payout factor
<85%	0.00%
85%	50.00%
95%	83.35%
100%	100.00%
105%	133.33%
110%	166.67%
≥115%	200.00%

Achievement that falls between any two achievement percentages is straight-line interpolated. The Committee has the discretion to adjust payouts positively or negatively to account for exceptional circumstances.

The Committee reviews the AIP scoring, adjustments made and approves the AIP funding level.

Earned incentives paid in 2024 with respect to 2023 results for each metric for our NEOs, all of whom participate in the Corporate metrics AIP, are shown below:

					% Target	%	Earned
Plan	Metric	Weight	Target	Performance	Achieved	Payout	Incentive
Corporate	Consolidated Revenue	20%	$2,912.00	$2,777.90	95.4%	84.6%	121.5%
	EPS	60%	$7.50	$7.66	102.1%	114.0%
	Operating Cash Flow	20%	$693.00	$777.30	112.1%	180.7%

Our Annual Incentive Plan relies on non-GAAP, adjusted financial goals that focus management on aspects of performance that are more appropriately within their control and provide a basis for continuity from year to year. Goals are set based on our annual Board-approved budgeting process, not merely year-over-year results, that considers and balances prior year performance with expected base business growth, expected COVID business decline, macroeconomic conditions and developments and fluctuations in foreign exchange rates, among other factors. Our 2023 AIP revenue, EPS and OCF goals were set below 2022 results as a result of this robust and comprehensive approach.

Financial Measures and Adjustments

EPS growth for AIP purposes differs from the EPS reported in our Earnings Release under U.S. GAAP and is best explained by reconciling the results used for calculating AIP payments to U.S. GAAP and the Earnings Release. Certain items for AIP purposes are excluded as they are not representative of ongoing operations. Adjusted net sales for AIP purposes excludes the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than USD at the budgeted foreign currency exchange rate. Adjusted

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COMPENSATION DISCUSSION AND ANALYSIS

diluted EPS for AIP purposes excludes the effects of unallocated items, which generally include restructuring and related charges, certain asset impairments, and other specifically-identified income or expense items. The re-measured results excluding effects from currency translation, the impact from acquisitions and/or divestitures and excluding the effects of unallocated items are not in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") and should not be used as a substitute for the comparable U.S. GAAP financial measures. A reconciliation of the financial measures used for the AIP to our Earnings Release financials allows for a meaningful comparison. The following table contains unaudited reconciliations of 2023 U.S. GAAP Consolidated Net Sales, OCF and Reported-diluted EPS to Adjusted Net Sales, Adjusted OCF and Adjusted-diluted EPS for AIP purposes relating to the 2023 AIP Performance Metrics and Achievement Table above. There were no other adjustments.

2023 Consolidated Performance

Reported diluted EPS(1)	$7.88
Cost investment activity	0.06
Restructuring and related charges	(0.02)
Amortization of acquisition-related intangible assets	0.04
Legal Settlement	(0.04)
Loss on disposal of plant	0.16
Adjusted diluted EPS per Earnings Release	$8.08
Tax Benefit Stock Compensation(2)	(0.42)
Adjusted diluted EPS for AIP purposes	$7.66
Operating Cash Flow (in millions)	$776.5
Restructuring and related charges	4.5
Legal Settlement Proceeds	(3.7)
Adjusted OCF for AIP purposes	$777.3
Consolidated Net Sales (in millions)	$2,949.8
Foreign exchange impact vs. budget	(171.9)
Adjusted Net Sales for AIP purposes	$2,777.9

(1)	A full discussion of components of adjusted diluted EPS is found in our fourth-quarter and full-year 2023 earnings press release filed on Form 8-K with the SEC on February 15, 2024.
(2)	This item was not included in the budgeted EPS target and is deducted for purposes of comparing actual results to our performance targets for the AIP.

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COMPENSATION DISCUSSION AND ANALYSIS

Impact of Business Results on Our 2023 Incentive Plans

We have designed our compensation programs to align the pay of our senior executives with both short-term and long-term financial results and the performance of our stock. As such, the majority of pay for our CEO and other NEOs is performance-based and is impacted by our financial results and stock price performance. During 2023, 15% of Mr. Green’s Total Direct Compensation (“TDC”) was variable based on short-term business performance and 72% was based on long-term goals. For our other executives, approximately 18% of their TDC was variable based on short-term business performance and 54% was based on long-term goals.

Target achievement of financial metrics for 2023 resulted in a payout above 100% for our short-term incentive and long-term incentive plans. Our AIP paid out at 121.5% of target for the Corporate plan. Our 2021-2023 performance period LTI plan is equally based on achieving sales CAGR and ROIC targets. The payout for the performance period was 107.64%. The sales CAGR for this period achieved 12.07% versus the 11.30% target, resulting in a 113.63% payout factor (contributing 56.81% to the payout), and our ROIC for this period achieved 21.78% versus the target of 21.60%, resulting in a 101.67% payout factor (contributing 50.83% to the payout factor).

Our Long-Term Equity Incentive Compensation

Target Setting

Typically, the targets for West’s PSUs are set at the beginning of each three-year performance period, considering West’s financial guidance and the annual budget as approved by the Board. At the end of the three-year period, the score is calculated based on results against the predetermined, equally-weighted targets. We use CAGR and ROIC as our performance measures for determining PSU payouts. Each metric is weighted equally because we believe sales CAGR and ROIC are equally important in creating shareholder value over the long-term.

The metrics, goals and weightings for the performance period are:

2023—25 PSU Performance Period Targets

Metric	Threshold	Target	Maximum
CAGR	6.10%	8.72%	13.08%
ROIC	12.75%	18.21%	27.32%

Target Awards

LTI compensation opportunities for our executives, including the NEOs, are exclusively equity-based. Each NEO’s annual target award is divided into two equal amounts, determining the allocation of stock options and PSUs awarded. The valuation of stock options follows the Black-Scholes valuation method, while the value of each PSU is contingent on our stock price at the grant date. Actual or realized values of these awards in subsequent years will fluctuate based on share price, ROIC and sales CAGR performance over time.

The use of stock options is intended to align our executives’ longer-term interests with those of our shareholders as options only yield when the share price exceeds the option’s exercise price. This establishes a robust performance-based connection between shareholder value and executive compensation.

PSUs grant the recipient the right to receive common shares contingent upon achieving three-year sales CAGR and ROIC targets. Successful attainment of these targets results in strong returns for our shareholders.

The value of each NEO’s long-term grant is determined by the Committee based on its review of peer-group market data, the executive’s role and responsibilities, impact on results, advancement potential, retention considerations and with a principle focus on targeting the market median.

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COMPENSATION DISCUSSION AND ANALYSIS

In 2023, the number of target PSUs awarded to all executives, including the NEOs, was calculated by dividing the PSU portion of the annual target award value by $306.68, the closing price of our stock on the day the target awards were approved by the Committee, February 20, 2023. Please refer to Note 14 of our Annual Report on Form 10-K for a complete discussion of our stock-based compensation.

Performance Share Units

The number of shares earned under the PSUs is contingent on achieving sales CAGR and ROIC targets. Each PSU award agreement contains a target payout for the recipient. The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PSUs awarded at the beginning of the period by the applicable “payout factor” for each performance metric weighted according to the performance metric.

Performance Achievement (% of Target)	Payout factor
<70%	0
70%	50%
85%	75%
100%	100%
110%	120%
125%	150%
≥150%	200%

The Committee approves the determination of actual achievement relative to pre-established targets and the number of PSUs is adjusted up or down from 0% to 200% based on the approved actual achievement. The Committee reserves the right to adjust payouts negatively or positively under exceptional circumstances.

Equity Award Grant Practices

Under the Committee’s equity-based awards policy and procedures, equity awards to NEOs are normally made once per year. The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).

In addition, all equity compensation is subject to a rigorous incentive compensation recovery (clawback) policy that includes all the requirements of applicable law, plus discretionary recovery in the event of adverse or materially harmful events against the Company. In 2023, the Committee reviewed this policy and expanded it to cover all forms of incentive compensation granted to officers and further expanded upon the events triggering recovery and the applicable procedures because the Committee determined that these measures were important mechanisms to preserve shareholder value and hold recipients of incentive compensation accountable for their actions.

2023 Compensation Decisions

In the first quarter of each year, the Committee meets to determine CEO and Executive Officers’ pay decisions for base salary, AIP and LTI award grants reflecting both prior year performance and appropriate positioning versus the representative peer group(s).

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COMPENSATION DISCUSSION AND ANALYSIS

Our compensation strategy supports West’s business imperatives. It is designed to ensure:

●	That executives balance short-term objectives against long-term priorities
●	Alignment with shareholder interests
●	The Company can attract and retain the leadership needed to deliver strong results

The Chair of the Committee works directly with the Committee’s Compensation Consultant to provide a decision-making framework for use by the Committee in determining incentive plan payouts and setting target compensation opportunities for the CEO. This framework considers, among other things:

●	Assessment of the CEO’s performance against objectives in the prior year, both qualitative and quantitative
●	Progress against strategic objectives
●	West’s total performance over a multi-year period
●	Competitive benchmark analysis, and other relevant information

2023 Performance Highlights

Mr. Green’s overall compensation decisions were made in the context of the Company’s financial performance relative to the approved goals, his continued progression as CEO and the peer group market data. Below is a brief highlight of Mr. Green’s accomplishments in 2023:

●	Led strong management and delivery of business full-year 2023 reported net sales of $2.950 billion, representing growth of 2.2% over the prior year and organic net sales growth of 1.6%; and full-year 2023 reported-diluted EPS of $7.88 which grew 1.9% compared to prior year
●	Expanded operating cash flow to $776.5 million, an increase of 7.3% over the prior year
●	Continued to drive forward the capital expansion program, directed $362.0 million in capital investments, compared with $284.6 million in 2022. This includes expanded site footprints and equipment for High Value Product manufacturing for components and devices as well as Contract Manufacturing capacity for injection device manufacturing
●	Opened new Research & Development lab in Radnor, Pennsylvania to support capability enhancements with the growing customer needs
●	Continued to develop leaders and build next generation of leadership at West with our Leading the One West Way leadership program engaging over 70% of managers in 2023
●	Established new ESG priorities, action items and targets for 2030; recognized by USA Today and Newsweek as industry-leading efforts
●	Commemorated a century of business at West celebrating our purpose and heritage of healthcare innovation

2023 CEO Compensation Decisions
Pay Element	2022	2023	% Change from Prior Year	Payout %	Pay at Risk %
Base Salary	$1,110,000	$1,143,000	3.0%
AIP Target %	120%	120%	—
AIP Target Value	$1,332,000	$1,371,600	3.0%
LTI (50/50 PSUs and Stock Options)	$6,000,000	$6,500,000	8.3%
Total Direct Compensation (TDC)	$8,442,000	$9,014,600	6.8%

Pay at Risk Value	$7,332,000	$7,871,600			87.3%
2023 AIP Payout		$1,666,494		121.5%

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COMPENSATION DISCUSSION AND ANALYSIS

For NEOs, we review the performance of the function or group for which they have primary responsibility and make decisions regarding their overall compensation in relation to market pay for similar roles. The Committee also made decisions for the following named executive officers (NEOs), based on overall corporate performance as summarized below:

2023 Compensation Decisions
	Salary			AIP
	2022 ($)	% Change from Prior Year	2023 ($)	Target %	% Change from Prior Year	2023 Target Amount ($)	Payout %	2023 Payout Amount ($)	LTI Grant Value* ($)	TDC ($)	Pay at Risk %
Bernard Birkett	665,000	5.3%	700,000	75%	—	525,000	121.5%	637,875	2,250,000	3,475,000	80%
Silji Abraham	500,000	5.0%	525,000	65%	—	341,250	121.5%	414,619	700,000	1,566,250	66%
Kimberly MacKay	455,000	4.0%	473,000	60%	—	283,800	121.5%	344,817	650,000	1,406,800	66%
Cindy Reiss-Clark	450,000	5.6%	475,000	65%	5%	308,750	121.5%	375,131	650,000	1,433,750	67%

* Granted in the form of 50% PSUs and 50% stock options.

Other Compensation Practices

Post-Employment Compensation Arrangements

In 2023, all NEOs were eligible to participate in our defined contribution retirement plan extending the same benefits as those available to all team members. In addition to the standard benefits available to all eligible team members, we maintain nonqualified retirement plans in which these executives are eligible to participate in the same capacity as eligible salaried team members.

All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limits the benefit to participants whose compensation exceeds these limits. The nonqualified retirement plans offered by the Company provide benefits to participants, including each NEO, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Severance Plan Arrangements

West also provides our NEOs with benefits upon termination in various circumstances, as described in the “Estimated Payments Following Termination” and “Payments on Termination in Connection with a Change-in-Control” sections below.

In 2020 and effective January 1, 2021, the Committee approved including officers in the U.S.-based severance plan, aligning with market practices. Mr. Green is excluded from this provision as he has a separate arrangement negotiated upon hire. The terms are consistent with those for all U.S. salaried team members and the length of severance benefit is dependent upon years of service and job level. The plan provides for severance payments to senior executives separated from the Company without cause. For officers, the severance payment is equal to one year’s salary and benefits continuation at active participant rates, provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

The Executive Change in Control Severance Pay Plan provides compensation in connection with an acceleration event. The Executive Change in Control Pay Plan applies to all NEOs with the exception of Mr. Green. The severance terms for Mr. Green are covered under his employment agreement. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change in control and encourage them to act in the best interests of the shareholders in assessing and implementing a transaction. The Company’s CIC agreements do not include excise tax gross ups and single triggers where benefits would be paid without a termination of employment. Additionally, our CIC agreements include a cutback in

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COMPENSATION DISCUSSION AND ANALYSIS

payments and benefits if the NEO would be in a more favorable after-tax position and excludes benefits upon a voluntary resignation that is not due to “good reason.”

Regarding Mr. Green’s severance arrangement, we believe severance pay is necessary to attract and retain a quality CEO candidate and that the benefits of securing a release of claims, cooperation and non-disparagement provision from Mr. Green upon an involuntary termination are significant. Mr. Green has a separate employment agreement that contains many provisions similar to those contained in the form of CIC Agreement for other officers, but also includes other terms and conditions that resulted from negotiations relating to compensation and termination.

The terms and conditions of all these agreements are described in more detail in the Compensation Tables section of this Proxy Statement.

Personal Benefits

The benefits provided to our NEOs are generally the same as or consistent with those provided to our other salaried team members. In 2023, no NEO received any personal or ancillary benefits. However, upon hire, Mr. Birkett, an Irish citizen, was provided tax planning and preparation reimbursement up to $15,000 per year (not subject to gross-up). This was due to a unique challenge regarding his change from an expatriate package at his prior employer to a local hire at West, as well as complications due to the relocation of a non-U.S. citizen. This benefit ended in 2022 with final reimbursement to Mr. Birkett in 2023.

Retention Cash

Cash signing and retention bonuses, occasionally approved by the Committee, aim to replace forfeited equity or cash payments from a new officer’s former employer upon joining West. These bonuses may have repayment obligations.

Realizable Pay Analysis

Collaborating with Pay Governance, the Committee reviews pay granted and realizable by the CEO in a retrospective look at pay versus West’s performance. Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year. The analysis affirmed a high correlation between CEO realizable pay and Company performance as measured by total shareholder return, sales CAGR, ROIC and similar financial metrics compared to other members in our Business Segment Group and alignment with our pay-for-performance philosophy.

Risk Considerations in Our Compensation Programs

The Committee, in consultation with our internal auditor and our independent compensation consultant, has reviewed our compensation policies and practices for our officers and team members and concluded that risks arising from these policies and programs are unlikely to have a material adverse effect on the Company. The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key team members to strive to achieve goals that benefit the Company and our shareholders over the long term.

Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that deters excessive risk-taking.

Policy on Hedging and Pledging

Directors, officers and team members are prohibited from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, NEOs and other senior team members from engaging in pledging, short sales or other short-position transactions in our common stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Impact of Tax and Accounting Treatment

The Committee selects compensation vehicles that emphasizes the link between pay and performance. Generally, the accounting and tax treatments of executive compensation has not been a significant factor in the Committee’s decisions regarding the amounts or types of compensation paid. Our programs have been designed to maximize deductibility under applicable tax law unless it conflicts with our compensatory goals. The Committee also considers the impact of changes to accounting regulations and tax law when reviewing compensation elements, including equity and other performance-based awards.

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COMPENSATION TABLES

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2023.

2023 Summary Compensation

							Change in Pension
							Value & Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	Earnings ($)	Compensation	Total
Eric M. Green	2023	1,136,654	0	3,250,195	3,250,074	1,666,494	—	92,479	9,395,896
President & Chief Executive	2022	1,098,462	0	3,000,289	2,999,992	675,324	—	130,994	7,905,061
Officer	2021	1,040,385	0	3,307,377	2,750,076	2,230,253	—	144,666	9,472,757
Bernard J. Birkett	2023	693,269	0	1,125,209	1,124,992	637,875		55,696	3,637,041
SVP, Chief Financial &	2022	652,692	0	1,075,420	1,074,884	249,908	—	70,217	3,123,121
Operations Officer	2021	620,192	0	842,184	700,056	808,063	—	72,723	3,043,218
Silji Abraham	2023	520,192	0	350,229	349,901	414,619	—	37,281	1,672,222
SVP & Chief Technology	2022	495,192	0	300,103	299,922	164,775	—	47,126	1,307,118
Officer	2021	469,231	0	330,870	274,932	570,261	—	68,917	1,714,211
Kimberly B. MacKay	2023	462,262	0	325,081	325,094	344,817	—	34,442	1,491,696
SVP, General Counsel	2022	450,192	0	300,103	299,922	138,411	—	256,627	1,445,255
& Corporate Secretary	2021	430,000	0	330,870	274,932	476,526	—	39,908	1,552,236
Cindy Reiss-Clark(1)	2023	470,192	0	325,081	325,094	375,131	—	34,155	1,529,653
SVP & Chief Commercial Officer	2022	438,461	0	300,103	299,922	136,890	—	38,746	1,214,122

(1)	Ms. Reiss-Clark was appointed an NEO in April 2022.

Stock Awards

Stock Awards Grant Date Fair Value (Target) 2021-2023

	2023	2022	2021

	PSU Awards	PSU Awards	PSU Awards
Name	($)	($)	($)
Eric M. Green	3,250,195	3,000,289	3,307,377
Bernard J. Birkett	1,125,209	1,075,420	842,184
Silji Abraham	350,229	300,103	330,870
Kimberly B. MacKay	325,081	300,103	330,870
Cindy Reiss-Clark	325,081	300,103	—

PSU and Incentive Share terms and conditions are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The table below shows the maximum payout for PSU awards made in 2023, 2022 and 2021.

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COMPENSATION TABLES

Stock Awards PSU Grant Date Maximum Value 2021-2023

Name	2023 ($)	2022 ($)	2021 ($)
Eric M. Green	6,500,389	6,000,577	6,614,754
Bernard J. Birkett	2,250,418	2,150,840	1,684,367
Silji Abraham	700,457	600,205	661,739
Kimberly B. MacKay	650,162	600,205	661,739
Cindy Reiss-Clark	650,162	600,205	—

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718. We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named recipients:

Option Awards FASB ASC Topic 718

	Feb 21, 2023	May 23, 2022	Feb 22, 2022	Feb 23, 2021
Expected Life (Years)	5.7	5.6	5.6	5.6
Risk-Free Interest Rate	4.13%	2.89%	1.75%	0.74%
Dividend Yield	0.27%	0.27%	0.22%	0.28%
Expected Volatility	29.81%	27.33%	24.89%	23.94%
Black-Scholes Value	$ 108.80	$ 92.96	$ 96.50	$ 63.00
Recipients	All NEOs	Birkett	All NEOs	All NEOS

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 14 to the consolidated financial statements included in our 2023 Annual Report.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2023 performance. AIP awards are paid in cash, except participants may elect to have up to 100% paid in Company common stock on a pre-tax or after-tax basis.

All Other Compensation

The amounts in the “All Other Compensation” column consist of: (1) for all NEOs, the total of the Company matching contributions made in 2023 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and any non-elective contributions made on behalf of participating team members (to the extent these amounts exceed the applicable Code limits, they are also reflected in the 2023 Nonqualified Deferred Compensation Plan Table); (2) Company-paid life insurance premiums; (3) DEUs credited in 2023 on unearned PSUs (assuming a 100% performance level) and unvested time-vesting restricted stock or RSUs, whether or not those awards have been deferred; and (4) reimbursements for tax assistance services included in Mr. Birkett’s offer of employment (this amount is not grossed-up for taxes).

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COMPENSATION TABLES

Components of All Other Compensation—2023

	Defined Contribution	Life	Dividends &
	Plan Company	Insurance	Dividend
Name	Contributions ($)	($)	Equivalents ($)	Other	Total ($)
Eric M. Green	67,559	546	24,014	360	92,479
Bernard J. Birkett	41,495	546	7,325	6,330	55,696
Silji Abraham	33,749	546	2,986	0	37,281
Kimberly B. MacKay	31,438	497	2,147	360	34,442
Cindy Reiss-Clark	31,412	491	2,072	180	34,155

2023 Grants of Plan-Based Awards

The following table provides information on plan-based equity and non-equity incentive awards granted to our NEOs in 2023.

									All Other		Grant
								All other	Options		Date
								Stock	Awards:	Exercise	Fair
		Estimated Future Payout			Estimated Future Payout			Awards:	Number of	or Base	Value of
		Under Non-Equity Incentive Plan			Under Equity Incentive			Number of	Securities	Price of	Stock And
		Awards (AIP)(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target		Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	Maximum	(#)	(#)	($/sh)	($)(3)
Eric M. Green	2/21/2023	685,800	1,371,600	2,743,200
	2/21/2023				5,299	10,598	21,196				3,250,195
	2/21/2023								29,872	108.80	3,250,074
Bernard J. Birkett	2/21/2023	262,500	525,000	1,050,000
	2/21/2023				1,835	3,669	7,338				1,125,209
	2/21/2023								10,340	108.80	1,124,992
Silji Abraham	2/21/2023	170,625	341,250	682,500
	2/21/2023				571	1,142	2,284				350,229
	2/21/2023								3,216	108.80	349,901
Kimberly B. MacKay	2/21/2023	141,900	283,800	567,600
	2/21/2023				530	1,060	2,120				325,081
	2/21/2023								2,988	108.80	325,094
Cindy Reiss-Clark	2/21/2023	154,375	308,750	617,500
	2/21/2023				530	1,060	2,120				325,081
	2/21/2023								2,988	108.80	325,094

(1)	These amounts represent the minimum, target and maximum awards under the AIP. The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.
(2)	These amounts represent PSUs that may vest depending on attainment of performance targets over a three-year performance period. The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PSUs under any deferred compensation plan.
(3)	This column consists of the fair value of options and stock awards granted during 2023. The per-option grant date fair value (under FASB ASC Topic 718) was $108.80 for all options granted on February 21, 2023. The grant date fair value for the PSUs granted on February 21, 2023 was $306.68. For the assumptions made in determining grant date fair values, refer to Note 14 to the consolidated financial statements included in our 2023 Annual Report.

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COMPENSATION TABLES

Outstanding Equity Awards at Year-End 2023

The following table contains information on the current holdings of stock options, unearned PSUs, RSUs, and restricted stock held by our NEOs on December 31, 2023.

	Option Awards(1)					Stock Awards
						Restricted Stock /		PSUs(3)—Equity Incentive Plan
						RSUs(2)		Awards
									Market
									Value or
									Payout
						Number of	Market	Number of	Value of
		Number of	Number of			Shares or	Value of	Shares or	Unearned
		Securities	Securities			Units of	Shares or	Units of	Shares or
		Underlying	Underlying			Stock	Units of	Stock	Units or
		Unexercised	Unexercised			That	Stock That	That	Other Rights
		Options	Options	Option	Option	Have Not	Have Not	Have Not	That Have
		Exercisable	UnExercisable	Exercise	Expiration	Vested	Vested	Vested	Not Vested
Name	Grant Date	(#)	(#)	Price ($)	Date	(#)	($)	(#)	($)
Eric M. Green(4)								57,726	20,326,408
Hire Grant 1	4/24/2015	18,316		57.38	4/24/2025
Hire Grant 2	4/24/2015	79,816		57.38	4/24/2025
	2/23/2016	86,732		59.64	2/23/2026
	2/21/2017	83,616		83.47	2/21/2027
	2/20/2018	87,720		89.64	2/20/2028
	2/19/2019	85,680		102.51	2/19/2029
	2/18/2020	43,038	14,346	173.22	2/18/2030
	2/23/2021	21,826	21,826	274.29	2/23/2031
	2/22/2022	7,772	23,316	369.13	2/22/2032
	2/21/2023	—	29,872	306.68	2/21/2033
Bernard J. Birkett								18,485	6,508,874
	2/19/2019	6,850	—	102.51	2/19/2029
	2/18/2020	9,564	3,188	173.22	2/18/2030
	2/23/2021	5,556	5,556	274.29	2/23/2021
	2/22/2022	2,461	7,383	369.13	2/22/2032
	5/23/2022	336	1,008	303.34	5/23/2032
	2/21/2023	—	10,340	306.68	2/21/2033
Silji Abraham (5)						457	161,005	5,938	2,091,047
	2/18/2020	5,259	1,753	173.22	2/18/2030
	10/29/2020	1,467	489	275.23	10/29/2030
	2/23/2021	2,182	2,182	274.29	2/23/2031
	2/22/2022	777	2,331	369.13	2/22/2032
	2/21/2023	—	3,216	306.68	2/21/2033
Kimberly B. MacKay(6)								5,774	2,033,206
Hire Grant	12/2/2020	1,770	590	275.39	12/2/2030
	2/23/2021	2,182	2,182	274.29	2/23/2031
	2/22/2022	777	2,331	369.13	2/22/2032
	2/21/2023	—	2,988	306.68	2/21/2033
Cindy Reiss-Clark								5,225	1,839,803
	10/30/2018	4,909	—	104.69	10/30/2028
	2/19/2019	3,060	—	102.51	2/19/2029
	2/18/2020	800	956	173.22	2/18/2030
	2/23/2021	—	1,588	274.29	2/23/2031
	2/22/2022	—	2,331	369.13	2/22/2032
	2/21/2023	—	2,988	306.68	2/21/2033

(1)	All options are exercisable in 25% annual increments beginning one year from the grant date, except as noted in footnote 4 for Mr. Green.
(2)	RSUs were granted to Mr. Abraham as a recognition award on October 29, 2020. Vesting of awards for Mr. Abraham are discussed in footnote 5. All RSUs granted also earn DEUs, which are subject to the same vesting schedule as the underlying RSU. Dividends are paid on all unvested restricted shares and reinvested as additional stock subject to the same vesting requirements as the underlying shares. The market value of all restricted shares and RSUs is based on the closing price of our common stock on December 31, 2023 of $352.12.
(3)	These PSUs were awarded on February 23, 2021, February 22, 2022 and February 21, 2023, and each covers a three-year performance period. This table includes as outstanding the 2021-23 PSUs awards that were distributed in February 2024, because the performance is not actually determined and certified by the Committee until the first quarter of 2024. The 2022 and 2023 awards will be earned (if at all) on December 31, 2024 and December 31, 2025, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates. As required by the SEC’s disclosure rules, because the performance for the most recently completed fiscal year was more than 100%, the number of PSUs shown assumes that a maximum payout of 200% will be achieved for all three awards. Fair market value of the unearned PSUs is based on the closing price of our common stock on December 31, 2023 of $352.12. The amounts are not reduced to reflect any elections to defer receipt under the Employee Deferred Compensation Plan.

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COMPENSATION TABLES

(4)	The options denoted as Hire Grant 1 for Mr. Green were 25% vested upon the grant date and the remaining options vested in 25% increments on February 24th of each following year. The options denoted as Hire Grant 2 for Mr. Green vested in 25% increments on February 23rd of each year following grant. All other option grants are subject to the vesting schedules set forth in footnote 1 above.
(5)	Mr. Abraham received 454 retention RSUs on October 29, 2020 which will vest 100% on the fourth anniversary of the grant date. The RSUs will vest provided that he remains employed by the Company, or dies or becomes disabled. The options awarded on October 29, 2020 as part of a retention award will vest in 25% increments on the anniversary of the grant.
(6)	Upon Ms. MacKay’s hire on December 2, 2020, she was awarded 2,360 stock options. Ms. MacKay received 1,003 PSUs as part of her annual award on February 23, 2021 related to the performance period 2021-2023.

2023 Option Exercises and Stock Vested

The following table provides information about the value realized by our NEOs on the vesting of stock awards and units during 2023.

2023 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(3)
Eric M. Green	150,000	45,404,218	26,160	8,022,807
Bernard J. Birkett	22,334	6,004,832	5,892	1,807,838
Silji Abraham	16,180	4,644,962	3,584	1,103,737
Kimberly B. MacKay	—	—	547	167,657
Cindy Reiss-Clark	3,477	452,636	1,744	534,854

(1)	The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.
(2)	This column includes PSUs that were awarded in 2020, earned in 2022 and paid in 2023 to all NEOs, whether or not either award was deferred under the Employee Deferred Compensation Plan. This column also includes vesting of Mr. Birkett’s and Mr. Abraham’s Bonus Incentive RSUs from 2019. For RSUs and PSUs, the total includes additional shares awarded pursuant to DEUs, which are credited on unvested PSUs over the three-year vesting period at a rate that assumes the participant will earn the target award. For PSUs, at the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period. Because the payout factor earned for the 2020-22 performance period was 200%, the number of DEUs accrued over that period was multiplied by 200%. The following table shows the PSU payouts that vested, and the number of additional shares distributed due to DEUs.
(3)	The value of the PSUs was determined by multiplying the number of vested units by $306.68, the fair market value of our common stock on the payout date, February 21, 2023. The value of the RSUs for Mr. Birkett and Mr. Abraham was determined by multiplying the number of vested units by the fair market value of our common stock on March 1, 2023.

2021-2023 PSU and 2023 RSU Vesting

		Dividends Equivalents		Dividends
Name	PSUs Earned	Paid on PSU Payouts	RSUs Earned	Equivalents Earned
Eric M. Green	10,792	70	—	—
Bernard J. Birkett	2,748	18	77	1
Silji Abraham	1,080	7	382	4
Kimberly B. MacKay	1,080	7	—	—
Cindy Reiss-Clark	786	5	—	—

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COMPENSATION TABLES

2023 Pension Benefits

Qualified Retirement Plan

The Company terminated its U.S. qualified defined benefit Qualified Retirement Plan beginning in 2021, which concluded with regulatory approval in 2022. Pursuant to that termination, the assets and liabilities under that Plan were transferred to an insurance company. There are no further benefits accruing or payable under that Plan.

Supplemental Executive Retirement Plan

2022 IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $290,000 and the annual benefit is limited to $230,000. The SERP benefits are substantially equal to the difference between the total benefit accrued under the Retirement Plan and the amount of benefit the Retirement Plan was permitted to provide under the statutory limits on benefits and earnings. The benefits are unfunded and paid out of our general assets. SERP benefits (other than interest credit accruals) froze in a similar manner to the freeze to the Retirement Plan in January 2019.

The SERP provides for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment. Benefits accrued before that date are payable at the same time and in the same form as under the Retirement Plan. SERP benefits may be reduced to reflect early commencement of benefits before age 65. The SERP was closed to new entrants effective January 1, 2017. The SERP has not been terminated and benefits continue to be payable under the SERP in accordance with its terms.

2023 Pension Benefits

The following table shows the present value of accumulated pension benefits that Mr. Green is eligible to receive under the SERP. As noted above, the Retirement Plan was terminated. All other NEOs are not eligible for and did not accrue benefits under either plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, form of payment election, applicable interest rates and regulatory changes.

		Number of Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)
Eric M. Green	SERP	9	268,467	—
			268,467	—

(1)	Equals the number of full years of credited service as of December 31, 2023. Credited service generally begins with a participant’s hire date and ends with the date of employment termination.
(2)	The present value assumes that Mr. Green retires at age 65 for purposes of the SERP. The assumed cash balance crediting rate is 4.0% in the SERP.

2023 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated team members to defer up to 100% of salary and cash bonus. Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

With respect to team member contributions made before 2019, we matched them at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%, and employer matching contributions are 100% vested. Matching contributions ceased effective January 1, 2019. A non-elective contribution is also made on behalf of participants who exceed the applicable Code limits. Before 2019, participants were eligible to defer payout of annual bonus shares. We contributed one restricted incentive share for each four bonus shares deferred. PSUs remain eligible for deferral.

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COMPENSATION TABLES

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death or disability, if earlier. During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for DEUs. All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral. A participant may choose to defer these amounts to another date or until termination. Matching contributions are only distributed on termination. Participants may elect to receive distributions on termination in a cash or stock lump sum or up to ten annual installments.

Information regarding NEO’s account balances in the Employee Deferred Compensation Plan is below.

2023 Nonqualified Deferred Compensation

		Registrant
		Contributions	Aggregate	Aggregate
	Executive Contributions	in	Earnings in Last	Balance at Last
Name	in Last FY ($)(1)	Last FY ($)(2)	FY ($)(3)	FYE ($)(4)
Eric M. Green	0	44,459	8,794	513,473
Bernard J. Birkett	0	18,395	6,104	197,818
Silji Abraham	0	10,649	6,467	201,860
Kimberly B. MacKay	0	8,338	872	33,782
Cindy Reiss-Clark	0	8,312	3,981	124,023

(1)	The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table (“SCT”).
(2)	These amounts reflect non-elective contributions made on behalf of participants who exceeded the applicable Code limits in the Employee Deferred Compensation Plan.
(3)	These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan, net of any distributions or transfers.
(4)	The total balance includes amounts contributed for prior years which have all been previously reported in the SCT for the year those amounts were deferred.

Payments on Disability

Each current NEO has long-term disability coverage, which is available to all eligible U.S. team members. The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit. Eligible U.S. team members will earn cash balance pay credits until 2019. Team members who are vested in our Retirement Plan also receive continued medical coverage while on disability. Deferred compensation is payable according to the executive’s election. Outstanding unvested stock options granted annually under our LTI plan would be forfeited and outstanding vested stock options would be exercisable for the term of the option. Outstanding PSUs and unvested incentive shares would be forfeited when a team member becomes disabled. Lastly, the new hire and recognition RSUs and options granted to Mr. Birkett and Mr. Abraham will vest upon disability.

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. team members. The benefit is equal to one year’s salary with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO. Deferred compensation is payable according to the executive’s election on file. Outstanding unvested stock options granted annually under our LTI plan, PSUs and incentive shares would be forfeited, and outstanding vested stock options would become exercisable for the term of the option.

Any unvested new hire and recognition stock, RSUs and/or options granted to Mr. Birkett and Mr. Abraham will also vest upon death.

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COMPENSATION TABLES

Estimated Payments Following Termination

We have an agreement with Mr. Green that entitles him to severance benefits on certain types of employment terminations not related to a CIC. All other NEOs are not covered by an employment agreement, but are eligible for the Company’s U.S.-based severance plan and consistent with those for all U.S. salaried team members, with the severance benefit dependent upon years of service and job level. For officers, the severance payment is equal to one year’s salary and benefits continuation at active participant rates, provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

Mr. Green

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active team member rates for a period of 12 months if he is terminated involuntarily other than for “Cause” or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement. Mr. Green’s employment agreement does not entitle him to severance payments or continued benefits if his employment is terminated for Cause or because of his death or disability (except as described above).

“Cause” means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft, or misrepresentation; Mr. Green’s engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; Mr. Green’s breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation, or guideline imposed by the Company or a regulatory body.

The obligation to pay severance is contingent on Mr. Green’s execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Other NEOs

The RSUs that Mr. Birkett received as a new hire award will vest: (1) in the event of termination other than for Cause; or (2) due to Good Reason. The definitions of “Cause” and “Good Reason” are substantially the same for all three awards. The RSUs that Mr. Abraham received will only vest early upon death or disability.

“Cause” means (1) an act or acts of dishonesty taken by an NEO; (2) repeated failure by an NEO to perform his or her duties and obligations, which are demonstrably willful and deliberate on the NEO’s part and which are not remedied after the receipt of written notice from the Company; (3) the NEO’s conviction of a felony; or (4) the NEO’s intentional breach of the COC, which is materially and demonstrably injurious to the Company.

“Good Reason” means the occurrence of any of the following without the NEO’s consent: (1) a material diminution in the NEO’s base salary; (2) a material reduction in the NEO’s duties, authority or responsibilities relative to the NEO’s duties, authority and responsibilities in effect immediately prior to such reduction; or (3) the relocation of the NEO’s principal place of employment in a manner that lengthens by fifty (50) or more miles the NEO’s one-way commuting distance to the NEO’s place of employment; provided that a termination shall only be for Good Reason if: (a) within forty-five (45) calendar days of the initial existence of Good Reason, the NEO provides written notice of Good Reason to the Company; (b) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (c) the NEO terminates employment within sixty (60) calendar days after the expiration of such 30-day remedy period.

Estimated Additional Severance Payments

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a CIC. No NEO will receive any enhanced benefit because of a termination for Cause. The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried team members, including equity acceleration values to the extent they apply to all LTI plan participants. Under the severance plan,

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COMPENSATION TABLES

effective January 1, 2022, severance payments for all NEOs except Mr. Green are equal to one years’ salary and benefits continuation at active participant rates provided the officer has a minimum of one year of service.

		Cash	Continuation of	Vesting of
Name	Event	Severance	Welfare Benefits(1)	Unvested Equity	Total
Eric M. Green	Involuntary (no Cause) or Good Reason	1,143,000	55,076	0	1,198,076
Bernard J. Birkett	Involuntary (no Cause) or Good Reason	700,000	0	0	700,000
Silji Abraham	Involuntary (no Cause) or Good Reason	525,000	0	0	525,000
Kimberly B. MacKay	Involuntary (no Cause) or Good Reason	473,000	0	0	473,000
Cindy Reiss-Clark	Involuntary (no Cause) or Good Reason	475,000	0	0	475,000

(1)	This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under Mr. Green’s agreement.

Payments on Termination in Connection with a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a CIC.

All currently employed NEOs, except Mr. Green, have CIC Agreements that are substantially similar and include the following:

●	Cash severance pay equal to two times the sum of the executive’s highest annual base salary in effect during the year of termination and their target bonus immediately preceding the CIC
●	Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment
●	Payment of short-term incentive compensation with respect to the period during which the termination occurs at target levels, prorated for number of days worked in the year
●	Immediate vesting of all unvested stock options, stock appreciation rights (“SARs”), shares of stock, stock units, and other equity-based awards at target levels
●	Continued medical, dental, life, and other benefits for 24 months after termination of the executive’s employment, or until his or her retirement or eligibility for similar benefits with a new employer
●	Payments will be reduced below the applicable threshold in the Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied
●	Outplacement assistance up to $50,000

The severance payments are payable in monthly installments and, if the executive is a key employee at the time of his/her termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle these executives to receive the severance benefits under a CIC consist of: (1) resignation following a constructive termination of his or her employment; or (2) employment termination other than

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COMPENSATION TABLES

due to death, disability, continuous willful misconduct, or normal retirement. These terminations must occur within two years after a CIC.

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of the Company’s competitors or compete with the Company in any part of the United States for up to two years following employment termination for any reason and execute a release of claims in favor of the Company.

Mr. Green has a separate employment agreement, with CIC provisions that are substantially similar to the provisions contained in the other NEO agreements, except for the following:

●	His payment is two times the sum of his annual base salary plus average of his bonus over the prior three years
●	36-months of benefit continuation instead of 24 months
●	Mr. Green’s benefits may be reduced in the event he retires
●	His agreement does not contain specific language regarding the satisfaction of performance goals for incentive compensation, or a payout of the short-term incentive compensation for the year of termination
●	The definition of a CIC set forth below requires a change in two-thirds of our Board members rather than three-fourths
●	The definitions of “Cause” and “Constructive Termination,” which is called “Good Reason,” are slightly different and set forth in his employment agreement, which is described under Post-Employment Compensation Arrangements on page 69

Definitions used in the CIC Agreements

The definitions below apply to all agreements, except as specifically noted above for Mr. Green.

Definition of “Change-in-Control.” For each agreement, a CIC includes any of the following:

●	Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities
●	An acquisition, sale, merger, or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock
●	A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period
●	Any event requiring a reporting of a CIC pursuant to the regulations under SEC Form 8-K
●	Execution of an agreement with us, which if consummated, would result in any of the above events

Definition of “Cause.” Cause generally includes:

●	Acts of dishonesty
●	Repeated failure to perform duties which are demonstrably and deliberate and not remedied after receipt of notice
●	Conviction of a felony
●	Intentional breach of our COC, which is materially and demonstrably injurious to the Company

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COMPENSATION TABLES

Definition of “Constructive Termination.” A “Constructive Termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a CIC:

●	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties, including reporting to someone whose scope of authority is diminished
●	Materially reducing the executive’s annual salary or incentive compensation opportunities
●	Failure of a successor to assume the agreement
●	Changing the executive’s principal office location by more than 50 miles
●	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar to the benefits provided as of the date of the agreement
●	Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a CIC under existing contracts, agreements, plans, or arrangements. The amounts assume a December 31, 2023 termination date and use the closing price of our common stock as of that date, $352.12. All the values in the table are in U.S. Dollars. Based on current assumptions, modifications to payments are not needed related to golden parachute excise tax.

			Vesting of
	Aggregate		Restricted	Vesting of	Vesting of	Welfare
	Severance	PSU	Stock	Stock	Matching	Benefits	Outplacement
	Pay(1)	Acceleration(2)	RSUs(3)	Options(4)	Contributions(5)	Continuation(6)	Assistance(7)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)
Eric M. Green	5,543,951	10,163,204	—	5,622,601	—	55,076	50,000	21,434,832
Bernard J. Birkett	2,450,000	3,254,437	—	1,521,777	—	50,597	50,000	7,326,811
Silji Abraham	1,732,500	1,045,524	161,005	667,171	—	2,414	50,000	3,658,614
Kimberly B. MacKay	1,513,600	1,016,603	—	350,870	—	55,912	50,000	2,986,985
Cindy Reiss-Clark	1,567,500	919,902	—	430,397	—	39,285	50,000	3,007,084

(1)	For Mr. Green, the aggregate severance pay amount represents two times the sum of the executive’s (a) highest annual base salary in effect during his year of termination and (b) the average of his bonus payout in the three years preceding the CIC (the “Severance Basis”). For all other NEOs, the bonus component of the Severance Basis is equal to their target bonus in the year of termination, and the aggregate severance pay is two times the Severance Basis.
(2)	This amount represents the payout of all outstanding PSU awards on a change-in-control at the target payout.
(3)	This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).
(4)	This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2023, minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 31, 2023.
(5)	This amount represents the vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of December 31, 2023.
(6)	This amount represents the employer portion of the premiums for medical, dental and life insurance coverage for 24 months.
(7)	This amount estimates the cost of providing outplacement assistance.

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COMPENSATION TABLES

CEO Pay Ratio

Applicable SEC rules require the disclosure of our median team member’s pay and the ratio of that pay to our CEO’s pay. Our CEO pay ratio and the underlying compensation and team member count data are reasonable estimates calculated consistent with applicable SEC guidance governing the use of estimates, adjustments and statistical sampling permitted by the SEC.

The median team member’s identity was determined as of December 2023, and we used “base pay” as our compensation definition, which we then calculated as annual base pay based on a reasonable estimate of hours worked during 2023 for hourly workers, and upon salary levels for the remaining team members. We did not utilize cost-of-living adjustments. We annualized pay for those who commenced work during 2023. We used a valid statistical sampling methodology to identify the base pay for the median worker. In addition, in selecting the median worker, as permitted by applicable SEC regulations, we used our global employment roster as of November 30, 2023, but excluded all team members in the following countries (with the number of team members excluded in parentheses): Argentina (6), Australia (5), Italy (7), Serbia (461) and Spain (2). These exclusions represent less than 5% of the total population, as permitted under applicable SEC rules. As of November 30, 2023, total number of team members was 10,308, with U.S. team members totaling 4,768 and foreign team members totaling 5,540.

Mr. Green’s 2023 pay, as indicated in our 2023 Summary Compensation Table was $9,395,896 and our median team member’s pay calculated in the same manner was $65,395. The ratio of Mr. Green’s pay to our median worker’s pay as determined under applicable SEC rules, therefore, is 144:1.

Pay Versus Performance

As required by Item 402(v) of SEC Regulation S-K (“Item 401(v)”), the following table, footnotes and discussion provide “Pay versus Performance” information for the last four fiscal years for our Principal Executive Officer (“PEO”) and other proscribed NEOs. The information provided below was not considered by the Compensation Committee in structuring or determining compensation for our NEOs. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement (page 44) for more information regarding our executive compensation program.

			Average
			Summary
	Summary		Compensation	Average	Value of Initial Fixed $100
	Compensation		Table	Compensation	Investment Based on:
	Table	Compensation	Total for	Actually Paid to	West Total	Peer Group Total
	Total for	Actually Paid to	Non-PEO	Non-PEO	Shareholder	Shareholder	Net Income	Revenue
Year	PEO ($)(1)	PEO ($)(1,2,3)	NEOs ($)(1)	NEOs ($)(1,2,3)	Return ($)	Return ($)(4)	(GAAP)($MM)	($MM) (5)
2023	9,395,896	16,987,422	2,082,653	3,165,717	125	126	593	2,950
2022	7,905,061	(12,073,257)	1,772,404	(632,515)	83	124	586	2,887
2021	9,472,757	35,095,275	1,998,585	5,071,519	166	126	662	2,832
2020	7,642,296	30,515,658	1,873,373	5,653,613	100	100	346	2,147

(1)	For each year represented, our PEO and NEOs were as follows:

Officer	2023	2022	2021	2020
PEO	Eric Green	Eric Green	Eric Green	Eric Green
NEO	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett
NEO	Silji Abraham	Silji Abraham	Silji Abraham	Silji Abraham
NEO	Kimberly B. MacKay	Kimberly B. MacKay	David Montecalvo	David Montecalvo
NEO	Cindy Reiss-Clark	Cindy Reiss-Clark	Kimberly B. MacKay	George Miller

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COMPENSATION TABLES

(2)	Amounts shown for Compensation “Actually Paid” are computed in accordance with Item 402(v) and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments as described in footnote (3) below.
(3)	Compensation “Actually Paid” reflects the exclusions and inclusions of equity awards for the PEO and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718. The valuation methodologies and assumptions used to calculate Compensation “Actually Paid” are based on our grant date fair value of these awards as disclosed in the company’s audited financial statements for the years reflected in the table below.

Summary Compensation Table Total to Compensation “Actually Paid”

Reconciliation for the PEO and Non-PEO NEOs

	Calculation for PEO				Calculation for Average of Non-PEO NEOs
Calculation(1) of Compensation “Actually Paid”	2020 ($)	2021 ($)	2022 ($)	2023 ($)	2020 ($)	2021 ($)	2022 ($)	2023 ($)
SCT Total Compensation	7,642,296	9,472,757	7,905,061	9,395,896	1,873,373	1,998,585	1,772,404	2,082,653
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(4,500,154)	(5,500,108)	(6,000,281)	(6,500,268)	(799,992)	(762,613)	(987,595)	(1,062,670)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year	10,107,843	12,288,155	4,429,188	7,670,988	1,833,089	1,509,999	734,313	1,254,057
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	16,240,432	19,186,892	(13,183,737)	3,050,648	2,609,379	2,238,405	(1,598,040)	416,668
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in the Covered year	979,621	(346,776)	(5,103,659)	3,370,158	137,764	87,143	(553,597)	475,009
Less: Aggregate Change in Actuarial Present Value of Pension Benefits	45,620	(5,645)	(119,829)	—	—	—	—	—
Compensation “Actually Paid”	30,515,658	35,095,275	(12,073,257)	16,987,422	5,653,613	5,071,519	(632,515)	3,165,717

(1)	For the PEO and other NEOs, for each covered year, service cost and prior service cost of pension benefits equals $0, fair value of awards that are granted and vest in the same covered fiscal year equals $0, and fair value of awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the covered fiscal year equals $0.

Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year-end and as of the date of vest. Time-based restricted share unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each vesting date in accordance with Item 402(v). The aggregate change in actuarial present value of accumulated benefit under pension plans reflects the amount reported for the applicable year in the SCT.

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COMPENSATION TABLES

(4)	Reflects total shareholder return indexed to $100 per share for West and the S&P 500 Health Care Index (“Peer Group”), which is the industry line peer group reported in our 2023 Form 10-K. For each reporting year, TSR is measured as follows:

Reporting Year	Beginning	End	Number of Years
2023	1/2/2020	12/31/2023	4
2022	1/2/2020	12/31/2022	3
2021	1/2/2020	12/31/2021	2
2020	1/2/2020	12/31/2020	1

(5)	Pursuant to Item 402(v), we determined West’s revenue to be the most important financial performance measure used to link Company performance to Compensation “Actually Paid” to our PEO and other NEOs, and this is designated as our Company-Selected Measure for 2023. This performance measure may not have been the most important financial performance measure for years 2020 through 2022, and we may determine a different financial performance measure to be the most important such measure in future years.

2023 Tabular List of Most Important Financial and Non-Financial Performance Measures

Listed below are the financial and non-financial performance measures which in our assessment represent the most important performance measures we used during 2023 to link Compensation “Actually Paid” to our PEO and other NEOs to company performance.

Most Important Performance Measures
Earnings per Share
Revenue
Operating Cash Flow
Consolidated Gross Profit
Sales Compounded Annual Growth Rate
Return on Invested Capital

Relationship Between Pay and Performance

A full description of the selection of our criteria, additional detail regarding the elements of our executive compensation design and the linkage of pay-and-performance reviewed by our Compensation Committee is discussed in our Compensation Discussion and Analysis above. We believe our analysis demonstrates our pay-for-performance philosophy, which creates long-term value and benefits our shareholders. Item 402(v) relies heavily on stock pricing on particular dates and, as those values change considerably, could lead to different results depending on these fluctuations. As required by Item 402(v), the following charts set forth the relationship between Compensation “Actually Paid” to our PEO, the average of Compensation “Actually Paid” to our other NEOs, and the Company’s cumulative TSR, S&P 500 Health Care Index, Net Income, and Revenue over the four-year period from 2020 through 2023, each as set forth in the

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COMPENSATION TABLES

table above. As presented in the Pay versus Performance table above, 2023 CAP values for the PEO and Average NEO are negative. For purposes of the below graphical comparisons, we have reflected 2023 CAP as $0.

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PROPOSAL 2

Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

At our 2023 Annual Meeting, our advisory vote on executive pay was approved by 95.5% of the votes cast. The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance. Previously, a majority of our shareholders approved holding an advisory vote on executive compensation annually. Therefore, we are seeking an advisory vote approving executive compensation again this year.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals. The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee. However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the NEOs. We encourage shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement, for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2024 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the ‘Company’) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officer compensation, as stated in the above resolution.

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INDEPENDENT AUDITORS AND FEES

Independent Auditors and Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for 2023 and 2022. All the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, and the de minimis exception discussed below.

Type of Fees	2023	2022
Audit Fees	$4,125,000	$3,900,000
Audit-Related Fees	16,000	13,200
Tax Fees	69,500	59,500
All Other Fees	19,000	57,200
Total	$4,229,500	$4,029,900

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to Mr. Birkett and Chad Winters, our Chief Accounting Officer, with the Audit Committee Chair’s approval, to engage PwC to perform services of less than $10,000 so long as the provision of those services would not impact the independence of PwC. Additionally, the Committee requires that Mr. Birkett and Mr. Winters report at each meeting regarding the nature and amount of any such services that we have retained. This revised process preserves independence with our registered public accounting firm, while permitting Management the flexibility to use that firm for non-audit fees and services. Subject to a de minimis exception for non-audit services set forth in applicable rules of the SEC, all other services performed by the independent registered public accounting firm and related fees are submitted to the Audit Committee in advance for its approval. Those services must fall within one of the four categories discussed below.

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories. The percentage of fees in this category that were approved by the Audit Committee under the de minimis exception was less than 1% of the total fees for 2023.

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AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. PwC, the Company’s independent registered public accounting firm, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Management and PwC the audited financial statements for the year ended December 31, 2023, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PwC the matters that are required to be discussed pursuant to the Public Company Accounting Oversight Board’s Auditing Standard No. 131—Communications with Audit Committees. PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management. Based on the considerations and discussions referred to above, the current members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2023 be included in the Company’s 2023 Annual Report on Form 10-K.

Audit Committee

Thomas W. Hofmann, Chair William F. Feehery Deborah L. V. Keller Douglas A. Michels Paolo Pucci

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PROPOSAL 3

Proposal 3 — Amend and Restate Our Articles to Eliminate Supermajority Transaction Requirement

Currently, Article 6 of our Articles requires approval of at least 80% of the voting power of outstanding shares of voting stock of the Company, voting together as a single class (the “Supermajority Transaction Requirement”), for certain significant transactions with a Related Person (as defined in the Articles of Incorporation) or its affiliates, including any merger or consolidation of the Company or a subsidiary with a Related Person or its affiliates; any disposition of assets to or with any Related Person in exchange for $1,000,000 or more; the issuance by the Company or a subsidiary of any securities to any Related Person or its affiliates in exchange for $1,000,000 or more; the purchase by the Company or any subsidiary of any outstanding shares of Company capital stock that entitle the holder to vote generally in the election of directors in exchange for $1,000,000 or more; the adoption of a plan or proposal to liquidate or dissolve the Company proposed by or on behalf of a Related Person or its affiliates; or any reclassification of securities or recapitalization that would increase the proportionate share of the outstanding shares of any class of equity or convertible securities which is owned by any Related Person or its affiliates.

The NCGC regularly considers a broad range of corporate governance issues and is committed to adopting governance practices and changes to our governing documents that are beneficial to the Company and its shareholders. As part of that continuous evaluation of our corporate governance standards and practices, and based on informed feedback from our investors, the NCGC reviewed the advantages and disadvantages of the Supermajority Transaction Requirement. A Supermajority Transaction Requirement can benefit shareholders by restricting certain significant transactions with Related Persons and their affiliates unless the Company’s shareholders overwhelmingly support the transaction and by promoting the responsiveness of our directors to the concerns of minority shareholders. However, some investors suggest such provisions can also be viewed as burdensome and as an impediment to transactions that might otherwise be in the best interests of the Company and its shareholders.

After considering the advantages and disadvantages of the Supermajority Transaction Requirement, the NCGC recommended to the Board that the Company propose at the 2024 Annual Meeting, and recommend that our shareholders approve, amendments to our Articles of Incorporation to eliminate the Supermajority Transaction Requirement. After consideration and deliberation during the fall of 2023, our Board approved and submitted for shareholder approval at the 2024 Annual Meeting, and recommended that our shareholders approve, an amendment to our Articles of Incorporation that, if approved, will remove the Supermajority Transaction Requirement of Article 6. Our Board determined that it is in the best interests of the Company and our shareholders to make the change to our Articles described in this Proposal 3 and strongly supports this proposal.

If the proposed amendments to our Articles are approved by our shareholders, the significant transactions with a Related Person or its affiliates described above will not be subject to the Supermajority Transaction Requirement and would instead be subject to the requirements of applicable law, the Company’s Bylaws and any other provisions of the Articles. The proposed amendments to our Articles would become effective upon the filing in the Department of State of the Commonwealth of Pennsylvania, which the Company would intend to do promptly after the 2024 Annual Meeting.

Set forth in Appendix 1 to this Proxy is a form of the Amended and Restated Articles of Incorporation of West Pharmaceutical Services, Inc. that would be adopted should Proposals 3 and 4 be approved (though neither is conditioned on or otherwise requires the approval of the other). Deletions from Article 6 and 7 are indicated by strike-out text. The entirety of this Proposal 3 is qualified by the text of the Amended and Restated Articles of Incorporation filed in the Appendix. If Proposal 3 is not adopted, Article 6 of the Articles will not change.

The Board unanimously recommends a vote FOR the proposal to amend and restate our Articles of Incorporation to eliminate the Supermajority Transaction Requirement.

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PROPOSAL 4

Proposal 4 — Amend and Restate Our Articles to Eliminate Supermajority Amendment Requirement

Currently, Article 10 of our Articles requires the approval of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, considered as one class (the “Supermajority Amendment Requirement”), to alter, amend, supplement or repeal any provision of, or to adopt any provision of the Company’s Bylaws or the Articles that is inconsistent with, the following provisions of the Articles:

●	Certain Significant Transactions (Article 6, as further described above in Proposal 3)
●	Evaluation of Certain Proposals by the Board of Directors (Article 7)
●	Directors (Article 8)
●	Amendments (Article 10)

The NCGC regularly considers a broad range of corporate governance issues and is committed to adopting governance practices and changes to our governing documents that are beneficial to the Company and its shareholders. As part of that continuous evaluation, and based on informed feedback from our investors, the NCGC reviewed the advantages and disadvantages of the Supermajority Amendment Requirement. A Supermajority Amendment Requirement can provide continuity and stability to the Company, and thereby benefit shareholders, by requiring the overwhelming support of the Company’s shareholders for certain fundamental changes. However, some investors suggest such provisions can also impede director accountability and responsiveness to shareholders and limit shareholder rights. The elimination of Supermajority Amendment Requirements in corporate governance documents is increasingly considered an important aspect of good corporate governance and a concern to many of our investors.

After considering the advantages and disadvantages of the Supermajority Amendment Requirement, the NCGC recommended to the Board that the Company propose at the 2024 Annual Meeting, and recommend that our shareholders approve, amendments to our Articles of Incorporation to eliminate the Supermajority Amendment Requirement. After consideration and deliberation during the fall of 2023, our Board approved and submitted for shareholder approval at the 2024 Annual Meeting, and recommended that our shareholders approve, an amendment to our Articles of Incorporation that, if approved, will remove the Supermajority Amendment Requirement of Article 10. Our Board determined that it is in the best interests of the Company and our shareholders to make the change to our Articles described in this Proposal 4 and strongly supports this proposal.

If the proposed amendments to our Articles are approved by our shareholders, future amendments to the Articles, including those provisions described above, will not be subject to the Supermajority Amendment Requirement and would instead require the approval of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, a majority of the votes cast in each such class vote, in each case, as provided under applicable law. The proposed amendments to our Articles would become effective upon the filing in the Department of State of the Commonwealth of Pennsylvania, which the Company would intend to do promptly after the 2024 Annual Meeting.

Set forth in Appendix 1 to this Proxy is a form of the Amended Articles that would be adopted should Proposals 3 and 4 be approved (though neither is conditioned on or otherwise requires the approval of the other). The entirety of Article 10 will be deleted as indicated by strike-out text. The entirety of this Proposal 4 is qualified by the text contained in the Amended and Restated Articles of Incorporation filed in the Appendix. If Proposal 4 is not adopted, Article 10 of the Articles will not change.

The Board unanimously recommends a vote FOR the proposal to amend and restate our Articles of Incorporation to eliminate the Supermajority Amendment Requirement.

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PROPOSAL 5

Proposal 5 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. This Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

As part of this review, the Audit Committee reviews PwC’s capabilities and costs, including consideration of non-audit fees and services. Based on this review, the Audit Committee has determined that PwC has performed well, in a cost-effective manner, has a longstanding institutional memory, acts independently of Management and provides critical input to the Audit Committee. The Committee also considers the impact of changing auditors when assessing whether to retain the current auditor. Therefore, the Audit Committee has appointed PwC as our independent registered public accounting firm for 2024. Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC. Representatives of PwC will be present at the 2024 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

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PROPOSAL 6

Proposal 6 — Shareholder proposal entitled “Simple Majority Vote”

We received the following shareholder proposal (the “Proposal”) from John Chevedden (the “Proponent”), 2215 Nelson Avenue, #205, Redondo Beach, California 90278, the beneficial owner of 20 shares of our common stock. The Company has submitted a no-action request to the Staff of the SEC regarding this Proposal. If the Staff does not object to our omission of this Proposal from these materials, the Company does not intend to present the Proposal at the Meeting.

The Proponent has requested that we include the Proposal in this Proxy Statement and, if properly presented (and it is not excludable under an SEC No-Action Letter), the Proposal will be voted on at the 2024 Annual Meeting. This Proposal, as submitted by Mr. Chevedden, are quoted verbatim below. We and the Board disclaim any responsibility for the content of the Proposal.

The Board opposes adoption of the Proposal and asks shareholders to review the Board’s response, which follows the Proponent’s Proposal.

FOR Shareholder Rights

NOTE: The graphic above was submitted as part of the shareholder’s proposal.

Proposal 6 – Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).

This simple majority vote proposal would facilitate the adoption of other improvements in the corporate governance of West Pharmaceutical Services.

Please vote yes:

Simple Majority Vote – Proposal 6

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PROPOSAL 6

Board of Directors Statement in Opposition

Our Board has carefully reviewed and considered this Proposal and recommends a vote AGAINST it because Proposals 3 and 4 are substantially identical to this Proposal and more accurately capture the changes necessary to our Articles of Incorporation and separately presents each item for consideration by our shareholders individually. Our Bylaws do not include supermajority provisions. If Proposals 3 and 4 receive the requisite shareholder approval, the Company’s governing documents will not contain any supermajority voting requirements applicable to the Company’s shareholders, thereby substantially implementing the Proposal. This was also the basis for our No-Action Letter request.

The Board unanimously recommends a vote AGAINST the shareholder proposal entitled “Simple Majority Vote.”

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VOTING AND OTHER INFORMATION

Voting and Other Information

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on February 28, 2024, are entitled to receive the Notice and to vote their shares at the meeting. As of that date, 73,205,367 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

How You Can Vote and Engage in the Virtual Shareholder Meeting

If you are a registered shareholder on the record date, you may vote at the Annual Meeting in any of the following ways:

●	Logging on to www.ProxyVote.com
●	Mailing your signed proxy card or voting instruction card to the address provided
●	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903

In addition, during the virtual Annual Meeting, you will be permitted to vote by entering your 16-digit digital control number found on your proxy card at the meeting-specific website of www.virtualshareholdermeeting.com/WST2024. Online access to the webcast will open 15 minutes prior to the start of the meeting at 9:30 AM U.S. Eastern Daylight Time on April 23, 2024. We encourage all shareholders to test their connection and to log on to the website early.

If you hold shares of the Company in “Street Name,” please follow the voting instructions of the financial institution at which you have an account holding shares of the Company.

Deadline for Voting. Mailed proxy and voting instruction cards must be received before the meeting. If you are a registered shareholder and virtually attend the meeting, you may vote as described above. “Street Name” shareholders who wish to vote at the meeting may need to follow the voting process of the institution that holds their shares. The deadline for voting by telephone or www.proxyvote.com is 11:59 PM Eastern Time on April 22, 2024 for shares held directly and by 11:59 PM on April 20, 2024 for shared held in a Plan.

Asking Questions. The portal chosen by the Company permits the submission of questions and answers by a chat function or through the company-provided operator similar to the process used for our quarterly earnings release investor calls. Questions must be related to the items on the agenda during the Annual Shareholders Meeting, consistent with applicable law and the rules for an orderly meeting which are published in advance of the meeting. Questions that are not related to the agenda item or are asked after the formal meeting concludes will be reviewed and posted on the Company website, www.westpharma.com, as appropriate. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/WST2024.

How Your Shares Will Be Voted

In each case, for registered shareholders, your shares will be voted as you instruct. If you return a signed proxy card, but do not provide voting instructions, your shares will be voted FOR Proposals 1, 2, 3, 4 and 5, and AGAINST Proposal 6. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Attendance at the meeting will not by itself revoke a previously granted proxy. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “Street Name.” Please refer to “Broker Voting and Votes Required” below to determine how these shares will be counted for each proposal.

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VOTING AND OTHER INFORMATION

Plan Participants. Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the West Contract Manufacturing Savings and Retirement Plan have been added to your other holdings on your proxy card.

Your completed proxy card serves as voting instructions to the trustee of those plans. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed proxy card.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Votes Required, Broker Voting and Treatment of Abstentions and Broker Non-Votes

For holders in “Street Name,” the Notice would have been made available to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available to you or by following their instructions for voting on the Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on an item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Brokers do not have discretionary authority with regard to certain matters. The table below outlines our treatment of abstentions, broker non-votes and whether broker discretionary voting is permitted for each proposal:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 — Election of Directors	As this is an uncontested election, the number of votes for a director must exceed the number of votes against a director	Abstentions and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 3 — Amend and Restate Our Amended and Restated Articles of Incorporation to Eliminate Supermajority Transaction Requirement	At least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class	Abstentions and broker non-votes will both have the effect of negative votes and broker non-votes	No
Proposal 4 — Amend and Restate Our Amended and Restated Articles of Incorporation to Eliminate Supermajority Amendment Requirement	At least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class	Abstentions and broker non-votes will both have the effect of negative votes and broker non-votes	No
Proposal 5 — Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2024	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes are not expected as this is a routine matter within the meaning of applicable NYSE rules	Yes

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Proposal 6 — Shareholder proposal entitled “Simple Majority Vote”	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No

Proxy Solicitation. We do not expect to incur any proxy solicitation costs through any third-party firms in 2024.

Quorum

We must have a quorum to conduct business at the 2024 Annual Meeting. A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote. For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 13, 2024, we mailed a “Notice of Internet Availability” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge. Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2023 Annual Report are available at:

www.westpharma.com/investors/financial

Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called “householding” for making the Proxy Statement and the 2023 Annual Report available. Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3319.

2023 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2023 are included in our 2023 Annual Report, which we will make available to shareholders at the same time as this Proxy Statement. Our 2023 Annual Report and this Proxy Statement are available from the SEC at its website at www.sec.gov and are posted on our website at www.westpharma.com/investors/financial. If you do not have access to the Internet or have not received a copy of our 2023 Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

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VOTING AND OTHER INFORMATION

Delinquent Section 16(a) Reports

Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person complied with all reporting requirements for 2023, except as noted below.

Due to administrative errors, the following late Form 4 filings occurred in 2023:

Name	Filed Date	Transaction Date(s)	Transaction Type
Silji Abraham	March 22	March 1	Award
Silji Abraham	March 22	March 9	Sale
Bernard J. Birkett	March 22	March 1	Award
Bernard J. Birkett	August 8	August 2	Exercise & Sale
Chad Winters*	December 21	December 4	Exercise & Sale

*Transactions for Mr. Winters were refiled due to transaction date correction reported by trade executing broker.

Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2025 Annual Meeting, the proposal must be received by us at our principal executive offices by November 13, 2024 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing and should be mailed by certified mail, return receipt requested to: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Our Bylaws set forth procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of shareholders without seeking access to our proxy materials. Nominations for director nominees or an item of business to be conducted without seeking access to our proxy materials must be submitted in writing to the Corporate Secretary of the Company at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341 and should be mailed by certified mail, return receipt requested. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2024 Annual Meeting not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting. If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event, later than four days before the meeting date).

Additionally, pursuant to the proxy access provisions of our amended and restated Bylaws, a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including by providing the Secretary of the Company with advance notice of the nomination not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting.

In each case, whether seeking access to our proxy materials or not, the nomination must contain information about the nominees as specified in our Bylaws, and the notice must include the information specified in our Bylaws, including, but not limited to, information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Universal Proxy Rules. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2024. This means that the requirements of the SEC’s

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universal proxy rule must be satisfied in addition to the requirements of our Bylaws if a shareholder intends to solicit proxies in support of nominees other than those of the Company. Such notice may be mailed to the Corporate Secretary at the address above. Solely for purposes of including a shareholder nominee on the proxy card pursuant to SEC Rule 14a-19 (Universal Proxy), the Board’s role is to ensure the shareholder nominee is qualified, based on requirements specified in the Articles of Incorporation, Corporate Governance Principles and Bylaws.

Except as otherwise required by law, the Chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws. You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

The Board of Directors is not aware of any other matters that will be presented at the 2024 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before December 22, 2023. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

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APPENDIX 1 Proposed Changes to Amended and Restated Articles of Incorporation

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF WEST PHARMACEUTICAL SERVICES, INC.

(Effective as of ~~May 5, 2020~~April __, 2024)

1. The name of the Corporation is West Pharmaceutical Services, Inc.

2. The location and post office address of the Corporation’s registered office in Pennsylvania is c/o Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, PA 17110.

3. The Corporation is incorporated under the Pennsylvania Business Corporation Law and shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business, including manufacturing, processing, research and development, for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

4. The term for which the Corporation is to exist is perpetual.

5. Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 203,000,000 shares, consisting of (i) 3,000,000 shares of Preferred Stock, par value $.25 per share (“Preferred Stock”) and (ii) 200,000,000 shares of Common Stock, par value $.25 per share (“Common Stock”).

The following is a statement of the designations, preferences qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class:

Preferred Stock

(a) Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the board of directors providing for its issue. All shares of any one series of Preferred Stock shall be identical, but shares of different series of Preferred Stock need not rank equally or be identical except insofar as provided by law or hereunder.

(b) Creation of Series. The board of directors shall have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series, prior to the issuance of any shares of the series to which such resolution relates:

(i) The distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(ii) The dividend rate and the times of payment of dividends on the shares of the series, whether dividends shall be cumulative, and, if so, from what date or dates;

(iii) The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(iv) Whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the annual amount of such fund and the terms and provisions relative to the operation thereof;

(v) Whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(vi) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vii) Whether or not the shares of the series shall have priority over or parity with or be junior to the shares of any other series or class in any respect or shall be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on, or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restrictions;

(viii) Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(ix) Any other preferences qualifications, privileges and other relative or special rights and limitations of that series.

(c) Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the board of directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

(d) Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock shall be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends shall have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock shall participate ratably in the distribution of assets in proportion to the full amounts to which they are entitled or in such order or priority, if any, as shall have been fixed in the resolution or resolutions providing for the issuance of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, shall be deemed a liquidation of the Corporation within the meaning of this paragraph.

(e) Redemption. The Corporation at the option of the board of directors may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series. In case of the redemption of less than all outstanding shares of any series of Preferred Stock, the shares to be redeemed shall be selected by lot or in such other manner as the board of directors determines.

(f) Voting Rights. Except as otherwise required by law or as otherwise provided in any certificate creating any series of Preferred Stock, the holders of such of the series of Preferred Stock, if any, as shall have been granted such power pursuant to any certificate creating any series of Preferred Stock shall, together with the holders of Common Stock, exclusively possess voting power in the election of directors and for all other purposes, and the holders of the other series of Preferred Stock shall have no voting power and shall not be entitled to any notice of any meeting of shareholders.

Series A Junior Participating Preferred Stock

(a) Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Junior Participating Preferred Stock” and the aggregate number of shares constituting such series shall be 50,000.

(b) Dividends and Distributions.

(i) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after January 16, 1990 (the “Rights Declaration Date”) (i) declare any dividend on

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Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (I) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(c) Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the~ outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii)(A) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(B) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (C) of this paragraph (c)(iii) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10)% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at

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which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the board of directors as may then exist up to two (2) directors or, if such right Is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(C) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the board of directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (C) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (C), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(D) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the board of directors may (except as provided in subparagraph (B) of this paragraph (c)(iii) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this subparagraph (D) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the preceding sentence.

(E) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of subparagraph (B) of this paragraph (c)(iii) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws). Any vacancies in the board of directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(iv) Except as set forth herein, holders of Series A Junior participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extend they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d) Certain Restrictions

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in paragraph (b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(B) declare or pay dividends on or make any other distributions on any shares of stock ranking on a party (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior

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Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(D) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii)the Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (d)(i), purchase or otherwise acquire such shares at such time and in such manner.

(e) Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(f) Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $10 per share, plus an amount equal to accrued and unpaid dividends any distribution thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (a) the Series A Liquidation Preference by (b) 1,000 (as appropriately adjusted as set forth in paragraph (iii) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (b), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior participating Preferred Stock and common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to I with respect to such Preferred Stock and common Stock, on a per share basis, respectively.

(ii)In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(iii) In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and

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the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(h) No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

(i) Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets unless the terms of any such series shall provide otherwise.

(j) Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

(k) Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Common Stock

(a) Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the board of directors, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the Corporation is in default with respect to any dividend due and payable on, or any sinking or purchase fund requirement relating to, any shares of Preferred Stock.

(b) Distribution of Assets. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive pro rate all of the remaining assets of the Corporation available for distribution to its shareholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

(c) Voting Rights. Except as otherwise required by law or provided in any certificate creating any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote in the election of directors and for all other purposes, each such holder being entitled to one vote for each share thereof held.

6. [OMITTED] ~~Vote Required for Certain Significant Transactions~~

~~(a) Higher Vote for Certain Significant Transactions. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article 6:~~

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~~(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Related Person (as hereinafter defined), or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Related Person; or~~

~~(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition(in one transaction or a series of transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or~~

~~(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or~~

~~(iv) the purchase by the Corporation or any Subsidiary (in one transaction or a series of transactions within a two year period) of any outstanding shares of capital stock of the Corporation which entitles the holder thereof to vote generally in the election of directors (the “Voting Stock”) in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or~~

~~(v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or~~

~~(vi) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person;~~

~~shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting Stock, voting together as a single class. (For purposes of this Article 6, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 5 of these Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~

~~The term “Significant Transaction” as used in this Article 6 shall mean any transaction which is referred to in any one or more of paragraphs (i) through (vi) of paragraph (a) of this Article 6.~~

~~(b) When Higher Vote is Not Required. The provisions of paragraph (a) of this Article 6 shall not be applicable to any particular Significant Transaction, and such Significant Transaction shall require only such action as is required by law, the Bylaws of the Corporation, and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (i) and (ii) are met:~~

~~(i) The Significant Transaction shall have been approved by a majority of the continuing Directors (as hereinafter defined) or~~

~~(ii) All of the following conditions shall have been met:~~

~~(A) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Significant Transaction of consideration other than cash to be received per share by holders of Common Stock in such Significant Transaction shall be at least equal to the highest of the following:~~

~~(1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the significant Transaction (the “Announcement Date”), or (b) in the transaction in which it became a Related Person, whichever is higher; and~~

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~~(2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Related Person became a Related Person, whichever is higher; and~~

~~(3) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date as to which financial results have been published by the Corporation, multiplied by the then highest price/earnings multiple (if any) of such Related Person or any of its Affiliates as customarily computed and reported in the financial community; and~~

~~(4) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to subparagraph (A)(2) of this paragraph (b)(ii), multiplied by a fraction the numerator of which is the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date and the denominator of which is the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Related Person acquired any shares of Common Stock.~~

~~(B) The consideration to be received by the holders of Common Stock in such Significant Transaction shall be either cash or the same type of consideration used by the Related Person in acquiring the largest portion of its holdings of Common Stock prior to the first public announcement of the proposed Significant Transaction.~~

~~(C) After such Related Person has become a Related Person and prior to the consummation of such Significant Transaction: (1) there shall have been (a) no failure to pay nor reduction in the annual rate of dividends paid on the Common Stock (as such rate may be adjusted from time to time to reflect changes in the Corporation’s capitalization) unless such failure to pay or reduction is approved by a majority of the continuing Directors; and (2) such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person.~~

~~(D) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Significant Transaction or otherwise.~~

~~(E) A proxy or information statement describing the proposed Significant Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Significant Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).~~

~~(c) Certain Definitions. For the purposes of this Article 6:~~

~~(i) A “person” shall mean any individual, firm, corporation or other entity.~~

~~(ii) “Related Person” shall mean any person (other than the Corporation or any Subsidiary) who or which:~~

~~(A) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or~~

~~(B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or~~

~~(C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

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~~If two or more person shall at any time be “Related Persons,” each Related Person whose involvement in a transaction causes it to be a Significant Transaction shall be treated as: (a) “the Related Person” for purposes of the application of the requirements of paragraph (b) of this Article 6 to such transaction, and (b) “the Related Person in question” for purposes of determining whether a person is a “Continuing Director” with respect to such transaction.~~

~~(iii) A person shall be a “beneficial owner” of any Voting Stock:~~

~~(A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or~~

~~(B) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or~~

~~(C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~

~~(iv) For the purposes of determining whether a person is a Related Person pursuant to paragraph (c)(ii), the number of share of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c)(iii) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~(v) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulation under the Securities Exchange Act of 1934, as in effect on May 5, 1983.~~

~~(vi) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph (c)(ii), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.~~

~~(vii) “Continuing Director” means any member of the board of directors of the Corporation (the “Board”) who (a) was a member of the Board as of May 5, 1983, or (b) is not affiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, or (c) is a successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.~~

~~(viii) “Fair Market Value” means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Deals, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.~~

~~(ix) In the event of any Significant Transaction in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraph (A) of paragraph (b)(ii) of this Article 6 shall include the shares of Common Stock, and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.~~

~~(x) The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 6, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Related Person, (b) the number of shares of Voting Stock beneficially owned by any person, (c)~~

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~~whether a person is an Affiliate or Associate of another, and (d) whether the assets which are the subject of any Significant Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Significant Transaction has an aggregate Fair Market Value of $1,000,000 or more.~~

~~(d) No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Article 6 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.~~

7. Evaluation of Certain Proposals by the Board of Directors. The board of directors of the Corporation, when evaluating any proposal from another party to (a) make a tender offer for securities of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire substantially all of the properties or assets of the Corporation, or (d) ~~engage in any transaction of the sort specified in paragraph (a) of Article 6 of these Articles of Incorporation, or (e)~~ engage in any other transaction having a similar effect upon the properties, operations or control of the Corporation, shall, in connection with the exercise of its judgment in determining what is the best interests of the Corporation and its shareholders, give due consideration to the following:

(i) the character, integrity, business philosophy and financial status of the other party or parties to the transaction;

(ii) the consideration to be received by the Corporation or its shareholders in connection with such transaction, as compared to: (a) the current market price or value of the Corporation’s properties or securities; (b) the estimated future value of the Corporation, its properties or securities; and (c) such other measures of the value of the Corporation, its properties or securities as the directors may deem appropriate.

(iii)the projected social, legal and economic effects of the proposed action or transaction upon the Corporation, its employees, suppliers and customers and the communities in which the Corporation does business;

(iv) the general desirability of the Corporation’s continuing as an independent entity; and

(v) such other factors as the board of directors may deem relevant.

8. Directors

(a) Number, Election and Term. Except as otherwise fixed by or pursuant to the provisions of Article 5 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event of and during a default period to elect directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time pursuant to the Bylaws of the Corporation. At the annual meeting of shareholders held in 2012, and at each succeeding annual meeting of the shareholders of the Corporation, the directors shall not be classified, and the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event and during a default period, shall be elected and shall hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until the earlier of his or her death, resignation, retirement, disqualification or removal from office. Subject to paragraph (c) of this Article 8, at each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving a majority of the votes cast at such election shall be elected; provided, however, that at any meeting of the stockholders for which the Secretary of the Corporation determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or represented by proxy at such meeting and entitled to vote on the election of directors. For purposes of this paragraph (a), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include “for” and “against” a nominee, but shall exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. If a director is not elected, the director shall tender his or her resignation to the Board of Directors. The Board of Directors will publicly disclose its decision with respect to whether to accept or reject the resignation, or whether other action should be taken and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Board of Directors shall have the authority to adopt and amend appropriate Bylaws to implement this paragraph (a).

(b) Vacancies. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority of the directors then in office, though less than a quorum, and

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each person so elected shall be a director to serve for the balance of the unexpired term and until his successor is duly elected and qualified.

(c) Cumulative Voting in Certain Circumstances

(i) Except as and to the extent otherwise provided in this paragraph (c) shareholders of the Corporation shall not be entitled to cumulative voting rights in any election of directors of the Corporation.

(ii) There shall be cumulative voting in any election of directors of the Corporation on or after the occurrence of both of the following events:

(A) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Corporation or a 40% Shareholder that a 40% Shareholder has become such.

and

(B) such 40% Shareholder makes, or in any way participates in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or becomes a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Corporation; seeks to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any securities of the Corporation: or executes any written consent in lieu of a meeting of holders of the Voting Stock.

“40% Shareholder” shall mean any Person who or which, together with all Affiliates and Associate of such Person, shall be the Beneficial Owner of 40% or more of the Voting Stock but shall not include (i) the Corporation, (ii) any wholly owned Subsidiary, (iii) any employee benefit plan of the Corporation or of any Subsidiary, or (iv) any Person holding securities of the Corporation for or pursuant to the terms of any such plan.

Notwithstanding the foregoing, no Person shall become a “40% Shareholder” as the result of an acquisition of Common Stock by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 40% or more of the Voting Stock; provided, however, that if a Person who would otherwise be a 40% Shareholder but for the provisions of this sentence shall, after such share purchases by the Corporation, become the Beneficial Owner of any additional Voting Stock then such Person shall be deemed to be a “40% Shareholder.”

(iii) Certain Definitions. For purposes of this Article 8:

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on May 3, 1990.

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A) which such Person or any such Person’s affiliates or Associates beneficially owns, directly or indirectly:

(B) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights granted pursuant to the Flip-In Rights Agreement and Flip-Over-Rights Agreement between the Corporation and American Stock Transfer & Trust Company, dated as of January 16, 1990), warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

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(C) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation.

“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Subsidiary” shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Corporation.

“Voting Stock” means Common Stock and any other securities of the Corporation entitled to vote generally for the election of directors or any security convertible into or exchangeable for or exercisable for the purchase of Common Stock or other securities of the Corporation entitled to vote generally for the election of directors.

9.Uncertificated Shares. Any and all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the board of directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

~~10.Vote Required for Amendment of Articles 6, 7, 8 or 10. Any provision in these Articles of Incorporation or in the Bylaws of the Corporation to the contrary notwithstanding, no provisions of Articles 6, 7, 8 or 10 of these Articles shall be altered, amended, supplemented or repealed by the shareholders of the Corporation, and no provision of the Bylaws or of these Articles of Incorporation inconsistent with such provisions shall be adopted by the shareholders of the Corporation, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.~~

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V31443-P04951 For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 1. Election of Directors; 1b. William F. Feehery 1a. Mark A. Buthman 1c. Robert F. Friel 1d. Eric M. Green 1e. Thomas W. Hofmann 1f. Molly E. Joseph 1g. Deborah L. V. Keller 1i. Stephen H. Lockhart 1h. Myla P. Lai-Goldman 1j. Douglas A. Michels 1k. Paolo Pucci Nominees: 3. Amend and Restate Our Amended and Restated Articles of Incorporation to Eliminate Supermajority Transaction Requirement; NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. Advisory vote to approve named executive officer compensation; 6. Shareholder Proposal Entitled “Simple Majority Vote” 5. Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2024; and 4. Amend and Restate Our Amended and Restated Articles of Incorporation to Eliminate Supermajority Amendment Requirement; The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. WEST PHARMACEUTICAL SERVICES, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote AGAINST proposal 6. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 22, 2024 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2024 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WST2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 22, 2024 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V31444-P04951 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. WEST PHARMACEUTICAL SERVICES, INC. www.virtualshareholdermeeting.com/WST2024 This proxy is solicited by the Board of Directors The undersigned hereby appoints Kimberly B. MacKay and Ryan M. Metz as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on February 28, 2024, at the Annual Meeting of Shareholders to be held on April 23, 2024 or any postponement or adjournment thereof. The Annual Meeting of Shareholders will be held at 9:30 AM EDT, on April 23, 2024 virtually at www.virtualshareholdermeeting.com/WST2024. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3, 4 and 5 and AGAINST Proposal 6. Continued and to be signed on reverse side